BLAKE DAWSON
LAWYERS

Business Sale Agreement

GE SeaCo Australia Pty Ltd
ABN 41 082 463 625
GE SeaCo Srl

Royal Wolf Trading Australia Pty Limited
ACN 106 913 964

GFN Australasia Finance Pty Limited

ACN 121 227 790

Level 36, Grosvenor Place 225 George Street SYDNEY NSW 2000 Telephone: (02) 9258 6000 Fax: (02) 9258 6999	Ref: MM DMCM JNS 02 1405 5288

© Blake Dawson 2007

CONTENTS

1.	INTERPRETATION		1

	1.1	Definitions	1
	1.2	Rules for interpreting this Agreement	10
	1.3	The rule about "contra proferentem"	11
	1.4	Business Days	11
	1.5	Method of payment	11
	1.6	No Restriction on Sale of Tank Business	11

2.	SALE AND PURCHASE		11

	2.1	Sale by GE SeaCo of the Business, Goodwill and Assets	11
	2.2	GE SeaCo to procure sale of Procured Containers by Container Sellers	11
	2.3	Agreement to purchase by Buyer	11

3.	PURCHASE PRICE		12

	3.1	Purchase Price	12
	3.2	Payment obligations	13
	3.3	No set off	13

4.	ESCROW		13

	4.1	Establishment of fund with Escrow Amount	13
	4.2	Escrow Agreement	13
	4.3	Use of Escrow Amount	13
	4.4	Escrow Amount on Escrow Final Payment Date	13
	4.5	Interest on Escrow Amount	14
	4.6	Directions	14

5.	CONDITIONS PRECEDENT		14

	5.1	Conditions to Completion	14
	5.2	Waiver of condition	14
	5.3	Obligation to satisfy condition	15
	5.4	Certificate of satisfaction of condition	15
	5.5	Result of non-satisfaction of condition	15

6.	CONDUCT OF THE BUSINESS UNTIL COMPLETION		16

	6.1	Conduct of Business	16
	6.2	Certain actions require consent of the Buyer	16
	6.3	Consent not to be unreasonably withheld or delayed	17
	6.4	Seller Assistance	17

7.	ESTIMATED REPAIR COSTS		17

	7.1	GE SeaCo to deliver	17
	7.2	Access to Sample Containers	18
	7.3	Buyer Repair Estimate	18
	7.4	Repair Adjustment	18
	7.5	Review of Buyer Repair Estimate	19
	7.6	Referral to representatives	19
	7.7	Referral to Technical Expert	19
	7.8	Appointment of Technical Expert	19
	7.9	Technical Expert's decision	20

8.	COMPLETION		20

	8.1	Time and place for Completion	20
	8.2	GE SeaCo's delivery obligations at Completion	20
	8.3	Buyer's obligations at Completion	21
	8.4	When Completion occurs	21
	8.5	GE SeaCo to pay depot storage costs	21

9.	PASSING OF BENEFICIAL OWNERSHIP, RISK AND TITLE AND UNINTENDED TRANSFERS		22

	9.1	Beneficial ownership passes to Buyer	22
	9.2	Delivery and legal title	22
	9.3	Benefit of Customer Contracts	22
	9.4	GE SeaCo acts as trustee	22

10.	EMPLOYEES		22

	10.1	Buyer to notify	22
	10.2	Termination of Employment of Employees	22
	10.3	Offer of employment	23
	10.4	Entitlements of Transferring Employees	23
	10.5	How to calculate Employee Entitlements	23
	10.6	Buyer responsible for Transferring Employees	24
	10.7	Buyer to indemnify GE SeaCo in respect of Transferring Employees	24
	10.8	Transitional secondment arrangements	24
	10.9	Buyer indemnity about secondment	26

11.	POST COMPLETION		26

	11.1	Claims and Contracts	26
	11.2	Liabilities	27
	11.3	Trade receivables	27
	11.4	Access to records of GE SeaCo	28
	11.5	GE SeaCo to assist in accounts reconciliation	28
	11.6	Insurance	28
	11.7	GE SeaCo acts as trustee	28
	11.8	Names	28

12.	PURCHASE PRICE ADJUSTMENT		29

	12.1	Preparation of draft Completion Statement	29
	12.2	Price Adjustment	30
	12.3	Co-operation	31
	12.4	Review of draft Completion Statement	31
	12.5	Referral to representatives	31
	12.6	Referral to Expert	31
	12.7	Appointment of Expert	31
	12.8	Expert's decision	32
	12.9	Completion Statement	32

13.	NON-COMPETITION		32

	13.1	Definitions for non-competition	32
	13.2	Non-competition undertaking	33
	13.3	Exceptions	34
	13.4	Restraints cumulative	34
	13.5	Restraints reasonable	34

14.	WARRANTIES OF GE SEACO		35

	14.1	Warranties	35
	14.2	Interpreting Warranties	35
	14.3	No reliance other than on Warranties	35
	14.4	Buyer due diligence	36
	14.5	Buyer's rights are personal	37
	14.6	No merger	37
	14.7	Claim to be reduction of Purchase Price	37
	14.8	GE SeaCo acts as trustee	37

15.	ELECTRONIC NOTIFICATIONS		37

	15.1	Website Notification	37
	15.2	Email Notification	37

16.	LIMITATIONS ON CLAIMS AGAINST GE SEACO		37

	16.1	Disclosures	37
	16.2	Limitations	38
	16.3	No liability if Loss is otherwise compensated for	38
	16.4	No claims for consequential loss	39
	16.5	Limitation on GE SeaCo's liability	39

17.	THIRD PARTY CLAIMS		40

	17.1	Notification	40
	17.2	GE SeaCo may take over Claim	40
	17.3	Buyer legal representation	41

18.	WARRANTIES BY THE BUYER		41

	18.1	Buyer's warranties	41
	18.2	Reliance on Buyer's warranties	41

19.	GST		42

	19.1	Going concern	42
	19.2	GST invoices	42
	19.3	GST and Contracts	42
	19.4	Some Contracts excluded	42
	19.5	GST Indemnity	42

20.	GUARANTEE BY THE BUYER'S GUARANTOR		43

	20.1	Guarantee and indemnity	43
	20.2	Principal obligation	43
	20.3	Liability unaffected by other events	43
	20.4	No waiver; remedies cumulative	44
	20.5	No withholdings	44
	20.6	Currency	44
	20.7	No set off	44
	20.8	GE SeaCo acts as trustee	45

21.	GUARANTEE BY GE SEACO BARBADOS		45

	21.1	Guarantee and indemnity	45
	21.2	Principal obligation	45
	21.3	Liability unaffected by other events	46
	21.4	No waiver; remedies cumulative	46
	21.5	No withholdings	46
	21.6	Currency	47
	21.7	No set off	47
	21.8	GE SeaCo Barbados	47

22.	CONFIDENTIALITY AND ANNOUNCEMENT		47

	22.1	Confidentiality	47
	22.2	Announcements	48

23.	COSTS AND STAMP DUTY		48

	23.1	Costs generally	48
	23.2	Stamp duty generally	48
	23.3	GE SeaCo acts as trustee	48

24.	NOTICES		48

	24.1	How to give a notice	48
	24.2	When a notice is given	49
	24.3	Address for notices	49

25.	AMENDMENT AND ASSIGNMENT		50

	25.1	Amendment	50
	25.2	Assignment	50

26.	GENERAL		51

	26.1	Governing law	51
	26.2	Clauses benefiting third parties	51
	26.3	Operation of this Agreement	51
	26.4	No merger	52
	26.5	Counterparts	52
	26.6	Attorneys	52

Schedule
1	COMPLETION CONTAINER SCHEDULE	53
2	CONTAINER SELLERS AND PURCHASE PRICE ALLOCATION	54
3	ASSETS OF THE BUSINESS	56
4	DEPOT CONTRACTS	57
5	AGENCY CONTRACTS	58
6	TELEPHONE NUMBERS	59
7	EMPLOYEES	60
8	FORM OF ESTIMATED REPAIR COST SCHEDULE	61
9	ESTIMATED EXCLUDED ASSETS AMOUNT	62
10	ESTIMATED LIABILITIES	63
11	THIRD PARTY LEASE AGREEMENTS	64
12	WARRANTIES OF GE SEACO	65
13	WARRANTIES OF THE BUYER	69
14	CUSTOMER LEASES	70
15	GROSS SALES REVENUE OF THE BUSINESS	71
16	LOCATION OF STOCK	72
17	FORM OF WEBSITE NOTIFICATION	75

Annexure
A	DUE DILIGENCE MATERIALS

v

B	AUDITED ACCOUNTS
C	PREFERRED SUPPLY AGREEMENT
D	ESCROW AGREEMENT
E	BANKRUPTCY COURT ORDER
F	DIP LENDER CONSENT
G	MANAGEMENT ACCOUNTS EXTRACTS
H	TRADE NAME CONSENT
I	CUSTOMER HIRE AGREEMENTS AND TERMS AND CONDITIONS
J	GENSTAR RESTRAINT
K	SEA CONTAINERS RESTRAINT

BUSINESS SALE AGREEMENT

DATE

PARTIES

GE SeaCo Australia Pty Limited ABN 41 082 463 625 (GE SeaCo)

GE SeaCo Srl a Barbados society with restricted liability of 2nd Floor, Chamberlain Place, Broad Street, Bridgetown, Barbados, West Indies (GE SeaCo Barbados)

Royal Wolf Trading Australia Pty Limited ACN 106 913 964 of Level 2, 57 Grosvenor Street, Neutral Bay NSW 2089 Australia (Buyer)

GFN Australasia Finance Pty Limited ACN 121 227 790 of Level 2, 222 Clarence Street, Sydney, NSW 2000 (Buyer's Guarantor)

RECITALS

A.	GE SeaCo's business includes the Business.

B.	GE SeaCo has agreed to sell and the Buyer has agreed to buy the Business as a going concern, together with the Goodwill and Assets, on the terms and subject to the conditions of this Agreement.

C.	Certain of the Containers used in the Business are owned by the Container Sellers. GE SeaCo has agreed to procure that the Container Sellers will transfer those Containers to the Buyer.

D.	The Buyer is a wholly owned subsidiary of the Buyer's Guarantor. The Buyer’s Guarantor has agreed to guarantee the obligations of the Buyer under this Agreement.

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	Definitions

The following definitions apply in this Agreement.

Actual Excluded Assets Amount has the meaning given in clause 0.

Applicable Standard means, in respect of a Container, either Cargoworthy Standard or Seaworthy Standard as determined by reference to 0.

Assets means all of GE SeaCo’s right, title and interest in and to:

(a)	to the extent owned by GE SeaCo (and not merely leased or managed) immediately before Completion:

(i)	the Stock; and

(ii)	all of the assets set out in 0,

and in each case any more of any such items acquired by GE SeaCo in the ordinary course of the Business up to the Completion Date (taking into account clause 0);

(b)	the benefit (subject to the burden) of the Contracts, in each case as existing immediately before Completion;

(c)
GE SeaCo's books and records (including customer lists) as at Completion relating exclusively to the Business and copies of all of GE SeaCo's books and records as at Completion relating partly to the Business (other than any records relating to the auction of the Business, Goodwill and Assets, this Agreement, or prepared solely for the purpose of preparing the Completion Statement or GE SeaCo's own accounts or which are otherwise held by GE SeaCo subject to an obligation of confidentiality or legally privileged);

(d)
its rights and claims (outstanding on, or to be made after, Completion) to the extent they relate to the Business and to the extent arising out of (a) to (c) (inclusive) above in respect of the period up to Completion (other than trade receivables, which will be dealt with in accordance with clauses 0 and 0).

Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware in which the chapter 11 cases of Sea Containers Limited, Sea Containers Services Ltd. and Sea Containers Caribbean, Inc. are currently pending (Case No. 06-11156) (KJC) (Jointly Administered) or such other court which may have jurisdiction over those chapter 11 cases.

Boxes means the class of Containers described as dry freight in 0.

Business means the businesses conducted by GE SeaCo at the date of this Agreement and up to Completion of:

(a)	domestic container leasing in Australia (including the leasing of containers for use in transporting goods from one Australian port to another via coastal routes and routes across the Bass Strait);

(b)	domestic container leasing in Papua New Guinea;

(c)	domestic container leasing in Australia or Papua New Guinea to those clients of the Business referred to in the client list comprised in the Disclosure Materials; and

(d)	second hand container sales agency operations in Australia and New Zealand,

but for the avoidance of doubt excluding:

(e)	GE SeaCo’s Tank Business; and

(f)
GE SeaCo's business of leasing containers predominantly for use in countries other than Australia and Papua New Guinea and its activities that support the international container leasing business of GE SeaCo Barbados and its affiliates.

Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Sydney, Australia.

Buyer Repair Estimate has the meaning given in clause 0.

Buyer Group means the Buyer and each of its associated entities as defined in the Corporations Act.

Cargoworthy Standard means, in respect of a Container, that such Container:

(a)	conforms to the requirements of the International Convention for Safe Containers; and

(b)	is:

(i)	structurally sound, wind and watertight;

(ii)	able to carry goods to their safe maximum gross weight as displayed on the Safety Approval Plate attached to the Container; and

(iii)	able to be safely transported fully laden by ship, rail and road.

Claim means a claim, action, proceeding or demand made against the person concerned, however it arises and whether it is present or future, fixed or unascertained, actual or contingent.

Completion means completion of the sale and purchase of the Business, Goodwill, Assets and Procured Containers under clause 0.

Completion Container Schedule has the meaning given in clause 0.

Completion Date means the later of:

(a)	16 November 2007; and

(b)	the date that is 3 Business Days after satisfaction or waiver of all the conditions in clause 0,

or such other date as GE SeaCo and the Buyer agree in writing is to be the Completion Date.

Completion Statement has the meaning given in clauses 0 and 0.

Container Sellers means each of the entities described in Part A of 0;

Containers means Boxes and Reefers (and any of them).

Contracts means the following of GE SeaCo's contracts:

(a)	the Customer Contracts;

(b)	the Depot Contracts;

(c)	the agency contracts listed in 0;

(d)	the Third Party Lease Agreements; and

(e)	the telephone, fax and cell phone numbers listed in 0.

and any more such contracts entered into in the ordinary course of the Business up to the Completion Date (taking into account clause 0).

Corporations Act means the Corporations Act 2001 (Cth).

Customer Contracts means the leases of Containers by customers as listed in 0.

Depot means a depot where Containers are stored pursuant to a Depot Contract.

Depot Costs means the costs of storing and handling out Containers at a Depot calculated by reference to the terms of the Depot Contracts in force as at the date of Completion.

Depot Contracts means the depot contracts listed in 0.

DIP Lenders means the lenders under a secured super-priority debtor-in-possession credit agreement dated as of 20 July 2007, among Sea Containers, SPC Holdings Ltd, the several lenders party thereto, and Wells Fargo Bank Northwest, N.A., as administrative agent and collateral agent as amended from time to time.

Disclosure Materials means:

(a)
the documents, information and materials comprising the data room for the transaction recorded by this Agreement as listed in annexure A and copies of all of which are on the CD-ROM which is annexed to each counterpart of this Agreement and initialled for identification by the Buyer and GE SeaCo;

(b)	the responses given by or on behalf of GE SeaCo to enquiries raised by or on behalf of the Buyer either or both with respect to information in the data room and given in management presentations; and

(c)	the letter given to the Buyer by GE SeaCo on or before the date of this Agreement about the Warranties.

Dispute Notice has the meaning given in clause 0.

Employee means each person listed in 0 and any person hired in the Business after the date of this Agreement without breaching clause 0.

Employee Entitlements means all long service leave and parental leave benefits owed by GE SeaCo to each Employee, as if employment with the Buyer started on the date the Transferring Employee commenced employment with GE SeaCo (or with any predecessor of GE SeaCo in any part of the Business).

Encumbrance means:

(a)	a mortgage, charge, pledge, lien, hypothecation or title retention arrangement;

(b)	any third party interest (for example, a trust or an equity);

(c)
a right of a person to acquire a share or to restrain someone from acquiring a share (including under an option, a right of pre-emption or a right of first refusal, such as one in a shareholders' agreement or in a constitution);

(d)	a right of any person to purchase, occupy or use an asset (including under an option, agreement to purchase, licence, lease or hire purchase);

(e)	an easement, restrictive covenant, caveat or similar restriction over property; or

(f)	an agreement to create any of the above or to allow any of the above to exist,

but excludes a Permitted Encumbrance.

End Date means 30 November 2007, or any other date the parties agree on in writing before that date.

Escrow Agreement means the agreement between GE SeaCo, the Buyer and the Escrow Agent in form set out in 0.

Escrow Amount means the amount of $1,000,000 referred to in clause 0.

Escrow Agent means Perpetual Corporate Trust Limited, ABN 99 000 341 533.

Escrow Final Payment Date means the date one year after the actual date of Completion.

Estimated Excluded Assets Amount means $99,921.00, as shown in 0.

Estimated Liabilities means $283,065, as shown in 0.

Estimated Repair Cost Schedule means a schedule to be prepared by GE SeaCo detailing all Containers which are in the possession of GE SeaCo as at the date of this Agreement which require repairs to bring them up to Applicable Standard, in the form and containing the information specified in 0. Containers will be deemed to be in the possession of GE SeaCo if they are not currently leased to or in the possession of, a customer.

Excluded Assets means all of the assets set out in 0.

Expert means a partner of an independent chartered accounting firm who is not an auditor of or adviser to a party or a related body corporate of a party being:

(a)	acceptable to GE SeaCo and the Buyer; and

(b)
failing their agreement within 5 Business Days after date on which a party requests the appointment of an Expert, nominated by the president for the time being of the Institute of Chartered Accountants (New South Wales Division).

Financial Statements means the financial statements of GE SeaCo in respect of the year ended 31 December 2006.

GE SeaCo Services means GE SeaCo Services Limited (registered in England no. 03527858).

Genstar means Genstar Container Corporation of c/o GE Equipment Services Railcar Services, 161 N. Clark St., Chicago, IL 60601, USA.

Genstar Restraint means the restraint undertakings given by Genstar in favour of the Buyer in the form set out in 0.

Goodwill means GE SeaCo's goodwill related to the Business and the right of the Buyer to represent itself as operating the Business in succession to GE SeaCo.

Government Agency means a government or government department or other body, a governmental, semi-governmental or judicial person or a person (whether autonomous or not) who is charged with the administration of a law.

GST means:

(a)	the same as in the GST Law;

(b)	any other goods and services tax, or any Tax applying to this transaction in a similar way; and

(c)	any additional tax, penalty tax, fine, interest or other charge under a law for such a Tax.

GST Law means the same as "GST law" means in the A New Tax System (Goods & Services Tax) Act 1999.

Insolvency Event means, for a person, being in liquidation or provisional liquidation or under administration, having a controller (as defined in the Corporations Act) or analogous person appointed to it or any of its property, being taken under section 459F(1) of the Corporations Act to have failed to comply with a statutory demand, being unable to pay its debts or otherwise insolvent, the taking of any step that could result in the person becoming an insolvent under administration (as defined in section 9 of the Corporations Act), entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors, or any analogous event.

Interest Rate on any date means:

(a)
the rate per centum per annum determined by GE SeaCo taking the rate quoted on the Reuters Screen BBSW Page at or about 10.15am (Sydney time) on that date as being the average bid rate for a bank accepted bill having a tenure of 90 days BBSW provided that in respect of any date the rate cannot be determined in accordance with the foregoing procedure then the Interest Rate for that date means the rate per centum per annum determined by GE SeaCo in good faith to be the approximate equivalent rate having regard to comparable indices then available, plus

(b)	three per cent (3.00%).

International Convention for Safe Containers means the 1972 Convention for Safe Containers as published by the International Maritime Organisation in 1997 as IMO publication IMO-282E.

Joint Venture Group Member means:

(a)	GE SeaCo Barbados; or

(b)	any entity in which GE SeaCo Barbados directly or indirectly controls, on execution of this Agreement, 5% or more of the voting power at a general meeting of that entity (including GE SeaCo).

Loss means a damage, loss, cost, expense or liability incurred by the person concerned, however it arises and whether it is present or future, fixed or unascertained, actual or contingent.

Nominated Employees means Ian Sutherland, Chris Donnan, Joe De Suza and David Cooper.

Nominated Employee Transfer Date means the earlier of:

(a)	the date on which the Nominated Employee transfers to the Buyer;

(b)	the date which is one month from the Completion Date; and

(c)	in respect of any of the Nominated Employees, the date on which the Buyer notifies GE SeaCo that it no longer requires that Nominated Employee to be seconded to it.

Non-Transferring Employee means an Employee who is:

(a)	not made an offer of employment by the Buyer under clause 0; or

(b)	who does not accept any offer of employment made by the Buyer under clause 0.

November Costs Adjustment is an amount equal to $9,000.00 for each day in the month of November 2007 prior to the actual Completion Date, so for example if the actual Completion Date is 5 November 2007, the November Costs Adjustment would be $36,000.00.

Permitted Encumbrance means:

(a)	a charge or lien arising in favour of a Governmental Agency by operation of statute unless there is a default in payment of money secured by that charge or lien;

(b)	any mechanics', workmen's or other like lien arising in ordinary course of business; or

(c)	any retention of title arrangement undertaken in the ordinary course of day-to-day trading,

details of which have been disclosed in the Disclosure Materials.

Permitted Sale Containers means those Containers identified in 0 as held for sale.

Preferred Supply Agreement means the agreement between GE SeaCo Services, Genstar, Sea Containers Services Limited and the Buyer in the form of 0.

Procured Containers means the Containers owned by each of the Container Sellers and identified as such in 0.

Purchase Price has the meaning given to it in clause 0.

Purchase Price Adjustment has the meaning given to it in clause 0.

Reefers means the class of Containers described as reefers in 0.

Repair Adjustment has the meaning given in clause 0.

Repair Dispute Notice has the meaning given in clause 0.

Restraints means the restraint undertakings given by GE SeaCo and GE SeaCo Barbados (on its own behalf and on behalf of the other Joint Venture Group Members) in clause 0 and the Genstar Restraint and the Sea Containers Restraint.

Safety Approval Plate means the safety approval plate required to be attached to every Container under the International Convention for Safe Containers.

Sample Containers has the meaning given in clause 0.

Sea Containers means Sea Containers Limited, a company incorporated in Bermuda.

Sea Containers Australia means Sea Containers Australia Ltd ACN 001 214 286.

Sea Containers SPC means Sea Containers SPC Limited, a company incorporated in Bermuda.

Sea Containers Restraint means the restraint undertakings given by each of Sea Containers Australia and Sea Containers SPC in favour of the Buyer in the form set out in 0.

Seaworthy Standard means, in respect of a Container, that such Container conforms to the repair standards set out in the seaworthy repair criteria contained in the inspection handbooks that are published from time to time by GE SeaCo Barbados, copies of which have been provided to the Buyer.

SGA means the Superannuation Guarantee (Administration) Act 1992 (Cth).

Stock means all of the stock-in-trade of the Business and includes the Containers and the container spare parts inventory (details of which are set out in 0).

Tank Business means the leasing of tank containers to customers anywhere in the world for the movement of liquid bulk products.

Tank Business Sale means the sale by GE SeaCo of its Tank Business to SCF Containers International Pty Limited ABN 86 065 732 078, or any third party purchaser determined at the discretion of GE SeaCo.

Tax means a tax, levy, duty, charge, deduction or withholding, however it is described, that is imposed by law or by a Government Agency, together with any related interest, penalty, fine or other charge.

Tax Act means the Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997, jointly, as applicable.

Technical Expert means Sinspec Marine Services Australia Pty Ltd, Unit 1, 50 Buckley Street, Footscray, Vic 3011.

Third Party Claim means a Claim against a member of the Buyer Group made or threatened by a person other than a member of the Buyer Group, GE SeaCo, the Container Sellers or a related body corporate of GE SeaCo or the Container Sellers.

Third Party Lease Agreements means the leases of containers as set out in 0.

Trade Name Consent means the agreement between the Buyer and Monogram Leasing Entity, Inc. in the form set out in 0.

Transferring Employee means an Employee who accepts the offer of employment made by the Buyer in accordance with clause 0.

Transferring Liabilities has the meaning given in clause 0.

Venturer Related Person means:

(a)	a Joint Venture Group Member;

(b)	GE Capital Containers Srl;

(c)	Sea Containers;

(d)	an associated entity (as defined in the Corporations Act) of a person referred to in (b) or (c) above; or

(e)	a past or present director, officer, employee or agent of a person referred to in any of (a), (b), (c) and (d) above.

Warranty means a representation or warranty made by GE SeaCo under clause 0.

1.2	Rules for interpreting this Agreement

Headings and catchwords are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this Agreement, except where the context makes it clear that a rule is not intended to apply.

(a)	A reference to:

(i)
legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced from time to time before or, to the extent that it does not increase the liability of GE SeaCo, after execution of this Agreement, and includes any subordinate legislation issued under the legislation in question;

(ii)	a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii)	a document in the agreed form is to document in the form agreed by GE SeaCo and the Buyer.

(iv)
a party to this Agreement or to any other document or agreement includes a permitted substitute or a permitted assign of that party (and, where applicable, includes the party's legal personal representative);

(v)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(vi)	anything (including a right, obligation or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	A word which suggests one gender includes the other genders.

(d)	If a word is defined, another part of speech has a corresponding meaning.

(e)	The words subsidiary, holding company, related body corporate, relative and substantial holder have the same meanings as in the Corporations Act.

(f)	A reference to dollars or $ is to an amount in Australian currency.

(g)	A reference to time is to local time in Sydney, Australia.

(h)	The words include, includes and including are to be construed as if followed by "without limitation".

(i)	Words defined in the GST Law have the same meaning in clauses concerning GST.

1.3	The rule about "contra proferentem"

This Agreement is not to be interpreted against the interests of a party merely because that party proposed this Agreement or some provision in it or because that party relies on a provision of this Agreement to protect itself.

1.4	Business Days

If the day on or by which a person must do something under this Agreement is not a Business Day, the person must do it on or by the next Business Day.

1.5	Method of payment

All payments required to be made under this Agreement must be tendered:

(a)	by way of direct transfer of immediately available funds to the bank account nominated in writing by the recipient; and

(b)	by no later than 2.00pm on the due date for payment.

1.6	No Restriction on Sale of Tank Business

The parties to this Agreement acknowledge and agree that nothing contained in this Agreement or any document to be entered into pursuant to this Agreement, shall in any way restrict or prevent GE SeaCo from:

(a)	owning, operating or being associated with a Tank Business; or

(b)	disposing of all or part of its Tank Business in one or multiple transactions to any person or persons on whatever terms it determines, in its absolute discretion.

2.	SALE AND PURCHASE

2.1	Sale by GE SeaCo of the Business, Goodwill and Assets

GE SeaCo agrees to sell the Business as a going concern together with the Goodwill and the Assets with effect from the Completion Date.

2.2	GE SeaCo to procure sale of Procured Containers by Container Sellers

GE SeaCo agrees to procure that the Container Sellers will sell the Procured Containers with effect from the Completion Date.

2.3	Agreement to purchase by Buyer

The Buyer agrees with GE SeaCo (on its own behalf and, pursuant to clause 0, as bare trustee for the Container Sellers) to buy the Business as a going concern together with the Goodwill and the Assets from GE SeaCo with effect from the Completion Date and to buy the Procured Containers from the Container Sellers with effect from Completion and to pay to GE SeaCo and the Container Sellers the Purchase Price in accordance with the terms of this Agreement in consideration for the sale of the Business, Goodwill and Assets and the granting of the Restraints.

3.	PURCHASE PRICE

3.1	Purchase Price

The consideration for the sale under clause 0 and the grant of the Restraints is $20,000,000 (exclusive of GST), less the Estimated Liabilities, less the Estimated Excluded Assets Amount and as adjusted in accordance with clauses 0 and 0 (Purchase Price).

(a)	The Purchase Price shall be apportioned as follows:

Business, Goodwill and Containers	$17,385,608
The benefit of the restraints given by GE SeaCo and GE SeaCo Barbados set out in clause 0:	$1,580,711
The benefit of the Genstar Restraint	$97,880
The benefit of the Sea Containers Restraint	$552,815

(b)	The portion of the Purchase Price allocated to the Business, Goodwill and Procured Containers shall be further apportioned as follows:

Goodwill:	$2,544,518
Containers (including Procured Containers)	$15,093,400
All other Assets (in each case as more particularly detailed in 0):	$30,755
Transferring Liabilities listed in 0	$(283,065)

(c)	The parties acknowledge that:

(i)	at the date of this Agreement the location of the Containers available for sale on a state by state basis is as set out in 0; and

(ii)	the gross sales revenue of the Business for calendar years 2004, 2005 and 2006 is as set out in 0.

(d)	The Purchase Price will be apportioned between GE SeaCo and the Container Sellers in the manner set out in Part B of 0.

3.2	Payment obligations

(a)	The Buyer must pay the Purchase Price on Completion in accordance with clause 0 and clause 0.

(b)	In accordance with clause 0, GE SeaCo or the Buyer (as the case may be) must pay any amount it is required to pay under that clause.

3.3	No set off

Subject to clause 0, the Buyer must not make any set-off, deduction or withholding from payment of any part of the Purchase Price.

4.	ESCROW

4.1	Establishment of fund with Escrow Amount

Upon Completion the Buyer must withhold from the Purchase Price and pay $1,000,000 (Escrow Amount) to the Escrow Agent to be deposited with a bank or financial institution agreed upon in writing by GE SeaCo and the Buyer.

4.2	Escrow Agreement

The Buyer and GE SeaCo (on its own behalf and on behalf of each of the Container Sellers) irrevocably authorise and direct the Escrow Agent to arrange for the Escrow Amount to be held on the terms of the Escrow Agreement.

4.3	Use of Escrow Amount

Subject to clause 0 and the terms of the Escrow Agreement, all or part of the Escrow Amount shall be applied in paying to the Buyer any amount at any time lawfully due to it under or by reason of:

(a)	any breach of the Warranties by GE SeaCo; and

(b)	any adjustment to the Purchase Price under clause 0,

and any amount so applied shall satisfy the liability concerned only to the extent of that amount.

4.4	Escrow Amount on Escrow Final Payment Date

Subject to clause 0, the Buyer authorises and directs the Escrow Agent to release the Escrow Amount to GE SeaCo on the Escrow Final Payment Date, unless prior to the Escrow Final Payment Date the Buyer shall have notified to GE SeaCo any claim of the kinds mentioned in clause 0 which has not then been determined to be lawfully due, in which case there shall be retained on deposit such amount as the Buyer, acting reasonably, considers necessary to satisfy such claim pending the determination and clause 0 shall continue to apply in relation to the amount so retained. Any balance of the Escrow Amount remaining after the determination of the last such claim to be determined shall be released to GE SeaCo.

4.5	Interest on Escrow Amount

Subject to the terms of the Escrow Agreement, interest earned on the Escrow Amount shall follow the principal amounts, so that upon any application under clause 0 the Buyer shall be entitled to the interest earned in respect of the principal amount so applied from Completion to the date of such application (calculated on a pro rata basis and net of any tax required by law or the Escrow Agreement to be deducted therefrom), and any balance of such interest net of any tax required by law or the Escrow Agreement to be deducted therefrom shall be released to GE SeaCo in accordance with clause 0, at the same time or times as principal amounts to be released under such clauses, each such release consisting of the interest earned upon the relevant principal amount, calculated on a pro rata basis.

4.6	Directions

GE SeaCo and the Buyer must give to the Escrow Agent all directions (in writing and signed by both of them) necessary to give effect to this clause 4.

5.	CONDITIONS PRECEDENT

5.1	Conditions to Completion

The obligations of the parties with respect to the Completion are subject to:

(a)	GE SeaCo and the Container Sellers owning in aggregate a number of Containers representing at least 98% of the number of the Containers listed in 0; and

(b)
the Container Sellers delivering to GE SeaCo on or before the Completion Date executed documents of transfer from the Container Sellers to transfer legal title of not less than 98% of the Procured Containers to the Buyer;

(c)	entry by the Bankruptcy Court of an order substantially in the form of 0 hereto, which order shall not have been stayed, amended, reversed or otherwise modified as of the time of Completion;

(d)	written consent being obtained from the DIP Lenders substantially in the form set out in 0;

(e)	execution of the Preferred Supply Agreement by all the parties to that document;

(f)	completion of the Tank Business Sale,

in each case, on or before the End Date.

5.2	Waiver of condition

(a)	Clauses 0 and 0 have been included for the benefit of the Buyer and the Buyer may, in its sole and absolute discretion, rely on or waive the breach or non fulfilment of those conditions.

(b)	Clause 0 has been included for the benefit of GE SeaCo and GE SeaCo may, in its sole and absolute discretion, rely on or waive the breach or non fulfilment of that condition.

(c)	Clauses 0, 0 and 0 have been included for the benefit of GE SeaCo and the Buyer and the breach or non fulfilment of those conditions may be waived only by the consent of GE SeaCo and the Buyer.

(d)	A party must not waive a condition if it would result in a breach of the law.

5.3	Obligation to satisfy condition

(a)	GE SeaCo must use its reasonable endeavours (including exercising any contractual rights available to it) (other than waiver) to ensure that the conditions referred to in clauses 0 to 0 are satisfied.

(b)
GE SeaCo must use its reasonable endeavours to ensure that the condition referred to in clause 0 is satisfied (including exercising any contractual rights available to it), provided that it will not be obliged to waive any material rights it may have, or agree to or re-negotiate any material commercial terms related to a Tank Business Sale.

(c)	The Buyer must use its reasonable endeavours (including exercising any contractual rights available to it) (other than waiver) to ensure that the condition referred to in clause 0 is satisfied.

(d)	The parties must keep each other informed of any circumstances of which they become aware which may result in any of those conditions not being satisfied in accordance with its terms.

5.4	Certificate of satisfaction of condition

Upon:

(a)	GE SeaCo and the Container Sellers acquiring ownership of not less than 98% of the number of the Containers listed in 0; and

(b)	the Container Sellers delivering to GE SeaCo executed documents of transfer from the Container Sellers to transfer legal title of not less than 98% of the Procured Containers to the Buyer,

GE SeaCo shall provide the Buyer with a certificate stating that the conditions precedent in clauses 0 and 0 are satisfied. The giving of a certificate by GE SeaCo under this clause will in the absence of manifest error be prima facie evidence of the satisfaction of the conditions precedent referred to in the certificate.

5.5	Result of non-satisfaction of condition

(a)
If any of the conditions referred to in clause 0 are not satisfied or waived (on or before the End Date) then the party (or either of the parties) whom that condition was intended to benefit (as set out in clause 0) may terminate this Agreement by giving written notice to the other parties.

(b)	If this Agreement is terminated in accordance with paragraph (a), then all rights and obligations under this Agreement other than:

(i)	this clause 0 and clauses 0 (Interpretation), 0 (Confidentiality and Announcement), 0 (Costs and Stamp Duty), 0 (Notices), 0 (Amendment and Assignment) and 0 (General);

(ii)	any clause which is expressed to survive termination of this Agreement; and

(iii)	rights that accrue before the date on which the notice is given,

terminate on the day of the notice.

(c)
If the Agreement is terminated as a result of the condition in clause 0 not being satisfied on or before the End Date, GE SeaCo shall reimburse the Buyer $75,000.00. for costs incurred by the Buyer in connection with the negotiation and execution of this Agreement.

6.	CONDUCT OF THE BUSINESS UNTIL COMPLETION

6.1	Conduct of Business

Subject to clause 0, GE SeaCo must ensure that, until Completion, GE SeaCo carries on the Business in the ordinary and usual course and uses reasonable efforts to maintain the profitability of the Business.

6.2	Certain actions require consent of the Buyer

Until Completion, GE SeaCo must not in carrying on the Business, unless required or contemplated by this Agreement, or unless the Buyer first consents in writing:

(a)	other than in the ordinary course of Business, enter into, terminate or vary any material Contract or material commitment of the Business;

(b)	incur any expenditure or liability of more than $100,000 individually or in the aggregate or any commitment longer than 12 months or;

(c)	make any investment (for example, the purchase or lease of plant or equipment) in connection with the Business of a value greater than $100,000 individually or in the aggregate;

(d)	dispose of, agree to dispose of, grant an option over, or grant any interest in, any Assets with a book value of $100,000 or more in aggregate;

(e)	encumber any of the Assets; or

(f)
other than in the ordinary course of Business, terminate the employment of any employee, director, consultant or contractor in each case who spends the majority of his working time working for the Business (employee) other than for cause, alter the employment terms or benefits (for example, the superannuation benefits) of any such employee, or hire any new such employee, provided that GE SeaCo may:

(i)	do anything necessary to satisfy the condition in clause 0;

(ii)	sell any of the Permitted Sale Containers; and

(iii)	buy any containers which are the subject of a Third Party Lease Agreement without obtaining the consent of the Buyer under this clause 0.

6.3	Consent not to be unreasonably withheld or delayed

The Buyer must not unreasonably withhold or delay its consent under clause 0 if requested by GE SeaCo. The Buyer is to be taken to have given its consent if the Buyer does not, within 3 Business Days after GE SeaCo requests consent, notify GE SeaCo that it refuses its consent. However, notification of itself within 3 Business Days after GE SeaCo requests consent does not mean that the consent has not been unreasonably withheld.

6.4	Seller Assistance

Until Completion, GE SeaCo must:

(a)	allow the Buyer to observe conduct of the Business;

(b)	allow the Buyer to examine and make copies of the books and records of the Business;

(c)	provide any information reasonably required by the Buyer in relation to, and allow the Buyer reasonable access to, the Employees, and

(d)	provide the Buyer with weekly updates on the current utilisation rate of GE SeaCo's hire fleet,

during normal business hours and, in each case, provided the Buyer has given GE SeaCo not less than 24 hours notice of its request to do so.

7.	ESTIMATED REPAIR COSTS

7.1	GE SeaCo to deliver

Within 5 Business Days of the date of this Agreement, GE SeaCo must deliver the Estimated Repair Cost Schedule to the Buyer. Within 5 Business Days of receipt of the Estimated Repair Cost Schedule, the Buyer must notify GE SeaCo in writing of a sample of 10% of the Containers included in the Estimated Repair Cost Schedule that it wishes to inspect for the purposes of this clause 0 (the Sample Containers), provided that the split of Container types in the Sample Containers must be representative of the split of Container types included in the Estimated Repair Cost Schedule (for example, if the Estimated Repair Cost Schedule includes 60% Boxes and 40% Reefers, the Sample Containers must also include 60% Boxes and 40% Reefers).

7.2	Access to Sample Containers

Within 5 Business Days of receiving written notification of the Sample Containers, GE SeaCo must provide representatives of the Buyer with access to the Sample Containers at the place where such Containers are located and the representatives of the Buyer must, during normal business hours for a period of up to 5 Business Days, inspect each of the Sample Containers to determine whether the amount specified in the Estimated Repair Cost Schedule as being the cost of repairing each of the Sample Containers to the Applicable Standard is accurate. The Buyer agrees that there will be a representative of GE SeaCo present during all inspections.

7.3	Buyer Repair Estimate

Within 5 Business Days of completing its inspection of the Sample Containers, the Buyer must notify GE SeaCo of its estimate of the cost of repairing each of the Sample Containers to the Applicable Standard (Buyer Repair Estimate).

7.4	Repair Adjustment

The Purchase Price shall (in accordance with clause 0) be reduced by:

(a)	the amount equal to "n" calculated in accordance with the following formula:

n = (b/p * $s) - $245,000.00

where:

b = the Buyer Repair Estimate;

p = the cost of repairing all the Sample Containers to the Applicable Standard specified in the Estimated Repair Cost Schedule; and

s = the total estimated repair cost as shown in the Estimated Repair Cost Schedule, or

(b)
if any Repair Dispute Notice is issued under clause 0, the amount calculated in accordance with clause 0, provided that ‘b’ in the formula shall equal the cost of repairing the Sample Containers to the Applicable Standard as determined in accordance with the remaining provisions of this clause 0, such amount being the Repair Adjustment.

For the avoidance of doubt, if ‘n’ is a negative number there shall be no Repair Adjustment to the Purchase Price.

7.5	Review of Buyer Repair Estimate

Within 5 Business Days after receipt of the Buyer Repair Estimate under clause 0, GE SeaCo may give a notice to the Buyer (Repair Dispute Notice) that it does not agree with the Buyer Repair Estimate and must provide details of the reasons why, or grounds on which, it does not agree.

7.6	Referral to representatives

If any Repair Dispute Notice is given, GE SeaCo and the Buyer must:

(a)	each appoint a representative to meet and discuss the matters raised in the Repair Dispute Notice;

(b)	ensure that its representative:

(i)	meets with the other representative to discuss each matter raised in the Repair Dispute Notice; and

(ii)	makes a genuine effort to negotiate an Agreement on each such matter,

within 5 Business Days after the Repair Dispute Notice is given.

7.7	Referral to Technical Expert

If a matter raised in a Repair Dispute Notice is not agreed within the 5 Business Day period referred to in clause 0, then either GE SeaCo or the Buyer may by written notice, require that all outstanding matters in dispute be referred to the Technical Expert for determination.

7.8	Appointment of Technical Expert

(a)	If a notice is given under clause 0, GE SeaCo and the Buyer must appoint the Technical Expert to determine the matters in dispute in accordance with this clause.

(b)	GE SeaCo and the Buyer must:

(i)	sign whatever reasonable terms of engagement the Technical Expert requires; and

(ii)	use reasonable endeavours to provide the Technical Expert with any information reasonably required by the Technical Expert.

(c)	The Technical Expert acts as an expert and not as an arbitrator and must resolve the matters raised in the Repair Dispute Notice:

(i)	having regard to the terms of this Agreement;

(ii)	according to whatever procedures the Technical Expert decides, in the Technical Expert's absolute discretion, but subject to the requirements of procedural fairness; and

(iii)	exercising the Technical Expert's own skill, judgment and experience.

(d)	GE SeaCo and the Buyer must each pay half of the Technical Expert's costs.

7.9	Technical Expert's decision

(a)
GE SeaCo and the Buyer must use their respective reasonable endeavours to ensure that the Technical Expert gives, within 20 Business Days after his or her appointment, a written decision to GE SeaCo and the Buyer.

(b)	The Technical Expert must give reasons for the decision.

(c)	The Technical Expert's decision is, in the absence of manifest error, final and binding on the parties.

8.	COMPLETION

8.1	Time and place for Completion

Completion must take place on the Completion Date at Blake Dawson, Level 36, Grosvenor Place, 225 George Street, Sydney, NSW 2000 or such other time or places GE SeaCo and the Buyer may agree.

8.2	GE SeaCo's delivery obligations at Completion

GE SeaCo at Completion must:

(a)	give the Buyer possession, where they are located, of those Assets which are capable of transfer by delivery;

(b)
give the Buyer documents of title relating to those of the Assets which are incapable of transfer by delivery, together with executed documents to transfer legal title to such Assets to the Buyer or its nominee(s);

(c)	give the Buyer any other document (including transfers and assignments) reasonably required by the Buyer to vest full possession, control and benefit of the Business and the Assets in the Buyer;

(d)
give the Buyer executed documents of transfer from each of the Container Sellers to transfer legal title of the Procured Containers to the Buyer and give the Buyer possession, where they are located, of the Procured Containers;

(e)	give the Buyer the Preferred Supply Agreement duly executed by the parties to that document (other than the Buyer);

(f)
give the Buyer (at the places at which they are usually located in the normal course of operations of the Business) the original books and records of GE SeaCo, to the extent that they relate exclusively to the Business, and copies of all of GE SeaCo's books and records relating partly to the Business, including:

(i)	the original of any Contract held by GE SeaCo; and

(ii)
every document and record (for example, business data, correspondence, customer lists, supplier details, pricing information, catalogues, promotional materials, marketing data and employment files) in its possession relating to, and needed for the carrying on of, the Business,

(g)	do everything reasonably required by the Buyer to put the Buyer in operating control of the Business, Assets and Procured Containers;

(h)	release any Encumbrances over any of the Assets;

(i)	give the Buyer a copy of the Escrow Agreement duly executed by GE SeaCo;

(j)	give the Buyer a copy of the Trade Name Consent duly executed by Monogram Licensing International, Inc.;

(k)	give the Buyer a copy of the Genstar Restraint duly executed by Genstar; and

(l)	give the Buyer a copy of the Sea Containers Restraint duly executed by Sea Containers Australia and Sea Containers SPC.

8.3	Buyer's obligations at Completion

At Completion the Buyer must:

(a)	subject to due performance by GE SeaCo of its obligations under clause 0, pay:

(i)	to GE SeaCo $7,304,059 plus the amount of the November Costs Adjustment; and

(ii)	to each of the Container Sellers, the amounts specified in Part A of 0;

(b)	give GE SeaCo a copy of the Escrow Agreement duly executed by the Buyer and the Escrow Agent;

(c)	comply with its obligations under clause 0 in respect of the Escrow Amount;

(d)	give GE SeaCo a copy of the Preferred Supply Agreement duly executed by the Buyer; and

(e)	give GE SeaCo a copy of the Trade Name Consent duly executed by the Buyer.

8.4	When Completion occurs

Completion occurs only once GE SeaCo and the Buyer have each satisfied their respective obligations under clauses 0, 0 and 0.

8.5	GE SeaCo to pay depot storage costs

GE SeaCo must pay the Depot Costs of storing any Containers which, at the time of Completion, are in a Depot, for so long as such Containers remain in a Depot up to a maximum period of 90 days after the Completion Date. All costs associated with storing the Containers after the 90 day period has elapsed shall be costs of the Buyer. For the avoidance of doubt, GE SeaCo’s payment obligations under this clause 0 do not constitute a reduction to the Purchase Price.

9.	PASSING OF BENEFICIAL OWNERSHIP, RISK AND TITLE AND UNINTENDED TRANSFERS

9.1	Beneficial ownership passes to Buyer

Beneficial ownership in respect of the Business, Goodwill, Assets and Procured Containers passes to the Buyer upon Completion.

9.2	Delivery and legal title

Subject to clause 0, the parties deem that each Asset and Procured Container which is capable of transfer by delivery and which is to be sold in accordance with this Agreement is delivered (and legal title to the Asset passes) to the Buyer upon Completion wherever it is located.

9.3	Benefit of Customer Contracts

After Completion, the Buyer shall have the right to all trade receivables payable by a customer under a Customer Contract from 1 November 2007. The parties acknowledge that the November Costs Adjustment payable by the Buyer to GE SeaCo on Completion is paid to reimburse GE SeaCo for the costs incurred by it in respect of the period from 1 November 2007 to Completion in connection with the operation of the Customer Contracts.

9.4	GE SeaCo acts as trustee

After Completion GE SeaCo acts as trustee for the Buyer in respect of each Asset in respect of which GE SeaCo retains possession (or, as the case may be, legal title) unless and until the Asset is delivered (or, as the case may be, legal title to the Asset is validly transferred) to the Buyer. This Agreement constitutes a written instrument creating the trust in or over each Asset (save to the extent already created).

10.	EMPLOYEES

10.1	Buyer to notify

Within 5 Business Days of the date of this Agreement, the Buyer must notify GE SeaCo of any Employees to whom the Buyer wishes to offer employment following Completion.

10.2	Termination of Employment of Employees

(a)	Subject to clause 0, GE SeaCo is responsible for terminating the employment of all Employees within a reasonable time from Completion.

(b)
On termination of employment, GE SeaCo is responsible for and must pay to each Transferring Employee, any amounts due to be paid to the Transferring Employees by GE SeaCo as employer on termination of employment, including for annual leave, redundancy payments (if any) and bonus payments (if any), but excluding any amount due in respect of the Employee Entitlements.

(c)
On termination of employment, GE SeaCo is responsible for and must pay to each Non-Transferring Employee any amounts due to be paid to the Non-Transferring Employees by GE SeaCo as employer on termination of employment, including for annual leave, redundancy payments (if any), bonus payments (if any) and long service leave.

10.3	Offer of employment

The Buyer must offer to any Employee selected pursuant to clause 10.1 employment in the Business with the Buyer as follows.

(a)	(conditional offer) The offer must be conditional on Completion.

(b)	(commencement) The employment offered must commence immediately following Completion.

(c)	(terms) The employment offered may be on such terms and conditions as Buyer in its absolute discretion determines.

(d)	(continuity of service) The offer must provide for continuity of service for the purposes of Employee Entitlements.

(e)	(timing) The Buyer must make the offer on or before the date that is 10 Business Days after the date of this Agreement.

(f)	(notice of acceptances) The Buyer must at least 5 Business Day before the Completion Date notify GE SeaCo which Employees have accepted the Buyer's offer.

10.4	Entitlements of Transferring Employees

(a)
GE SeaCo must include in the draft Completion Statement to be provided to the Buyer under clause 0, details of entitlements of each Transferring Employee to long service leave (such entitlements to be included (for the avoidance of doubt, on a net of future income tax benefit basis) as "Employee entitlements assumed by the Buyer" in the Completion Statement referred to in clause 0).

(b)	GE SeaCo must within 5 days after Completion notify the Buyer of:

(i)	any person who is a Transferring Employee and is on parental leave at Completion; and

(ii)	documentation for parental leave that has been given to GE SeaCo prior to Completion by a person who is or is a Transferring Employee.

10.5	How to calculate Employee Entitlements

An Employee Entitlement is taken to have been accruing on a proportionate basis from the commencement of the employment of each Employee with GE SeaCo (or by any predecessor of GE SeaCo in any part of the Business).

10.6	Buyer responsible for Transferring Employees

From Completion the Buyer:

(a)
must deal with all the entitlements to long service leave and parental leave of each Transferring Employee as if the Transferring Employee had been continuously employed by the Buyer from the date of commencement of employment with GE SeaCo (or with any predecessor of GE SeaCo in any part of the Business); and

(b)
is responsible for the Employee Entitlements, payment of wages and the provision of all benefits to the Transferring Employees. Without limitation, the Buyer is responsible for any Loss or Claim by any Transferring Employee that arises or is notified after Completion in respect of the period after Completion.

10.7	Buyer to indemnify GE SeaCo in respect of Transferring Employees

The Buyer indemnifies GE SeaCo against, and will pay GE SeaCo on demand the amount of, any Loss by or Claim against GE SeaCo in respect of a Transferring Employee:

(a)	(allowance made) in respect of which GE SeaCo has paid or allowed an amount to the Buyer as contemplated under clause 0; or

(b)	(employment with Buyer) arising out of a Transferring Employee's employment by the Buyer or the termination of that employment for any reason in respect of the period after Completion.

10.8	Transitional secondment arrangements

For so long as the Nominated Employees remain employed by GE SeaCo, GE SeaCo must provide to the Buyer the services of the Nominated Employees on secondment to the Buyer from Completion until the Nominated Employee Transfer Date on the following terms:

(a)	(status of secondees) the Nominated Employees on secondment remain employees of GE SeaCo;

(b)
(Seller responsible for wages, on costs) GE SeaCo remains responsible for all remuneration, entitlements, on-costs and liabilities payable in respect of any Nominated Employee on secondment. These include wages, salary, leave, withholding of income tax, superannuation, worker's compensation liability, workers' compensation insurance costs, employer's liability, employer's liability insurance costs and payroll tax;

(c)	(Seller control) GE SeaCo retains ultimate direction and control of each Nominated Employee on secondment;

(d)	(Buyer conduct of Business) GE SeaCo must direct the Nominated Employees on secondment to comply with all lawful and reasonable directions of the Buyer for conduct of the Business by the Buyer;

(e)	(Buyer cannot discipline) the Buyer has no authority to terminate the employment of an Nominated Employee on secondment or to discipline such an Nominated Employee;

(f)
(consultation about performance) the Buyer must inform GE SeaCo about any issue concerning the capacity, performance or conduct of a Nominated Employee on secondment which might lead to termination of employment or to some disciplinary measure;

(g)	(no relocations) the Buyer must not without the prior consent of the Nominated Employee require an Nominated Employee on secondment to relocate his or her residence;

(h)
(GE SeaCo) GE SeaCo must not take any steps that would result in the termination of the employment of any Nominated Employee prior to the Nominated Employee Transfer Date, other than termination of the employment of a Nominated Employee on grounds notified to GE SeaCo by the Buyer pursuant to clause 0 or on the grounds that the Nominated Employee has breached the terms of his or her employment agreement or any codes of conduct or terms of service applicable to that employee;

(i)
(termination) the secondment of an Nominated Employee ends on termination of the employment of the Nominated Employee with GE SeaCo for any reason (for example, on resignation or termination in accordance with clause 0);

(j)	(absent secondees) GE SeaCo is not required to provide an Nominated Employee on secondment if the Nominated Employee is absent from work for any reason;

(k)
(Buyer provides facilities) except for anything which is an entitlement of an Nominated Employee whose cost is payable by GE SeaCo under clause 0, the Buyer must at its expense provide all facilities and training required by Nominated Employees on secondment for the performance of their duties; and

(l)	(safety) the Buyer must ensure that the system of work and workplace (including improvements and access) for the Nominated Employees on secondment is safe and free from risks to health.

10.9	Buyer indemnity about secondment

The Buyer must indemnify GE SeaCo against, and pay to GE SeaCo on demand the amount of, any Loss or Claim (other than a Loss or Claim in respect of the matters referred to in clause 0 or any Loss or Claim associated with the redundancy of a Nominated Employee on secondment) in connection with the proper performance of GE SeaCo's provision of the Nominated Employees on secondment.

11.	POST COMPLETION

11.1	Claims and Contracts

If, after the Completion Date, an Asset comprises the benefit of a right or claim of GE SeaCo arising out of or in connection with the Business as referred to in paragraph (d) of the definition of "Assets" or the benefit (subject to the burden) of a Contract which GE SeaCo cannot assign or transfer to the Buyer unless and until a third party gives a waiver, consent, approval or similar, or a novation Agreement is entered into with the third party, then:

(a)
if and when the Buyer requests, GE SeaCo must, at GE SeaCo's expense, take reasonable steps to ensure that the waiver, consent, approval or similar is obtained, or the novation agreement is entered into, and the Buyer agrees to co-operate with GE SeaCo to ensure this happens, including providing such information and security for its obligations as any relevant counterparty may require; and

(b)	unless and until the waiver, consent, approval or similar is obtained, or the novation agreement is entered into:

(i)	this Agreement does not operate to assign or transfer the Asset;

(ii)
GE SeaCo must hold the benefit of the right or claim or Contract as trustee on behalf of the Buyer and, as soon as possible after receiving a sum pursuant to the Claim or Contract, must pay the sum to the Buyer;

(iii)
the Buyer must (at the Buyer's expense) perform all GE SeaCo's unperformed or partly performed obligations (including payment obligations) under the Contract whether those obligations relate to the period before or after the Completion Date; and

(iv)
if and to the extent that GE SeaCo's unperformed or partly performed obligations under the Contract are not discharged under sub-clause (iii), GE SeaCo must perform those obligations as the Buyer's agent subject to having been indemnified as follows. The Buyer must help GE SeaCo perform those obligations and must indemnify GE SeaCo on demand against each Loss and Claim suffered or incurred by GE SeaCo in relation to those obligations.

11.2	Liabilities

(a)
Without GE SeaCo's prior written consent, the Buyer must not reach a settlement or compromise or give a release in respect of any of GE SeaCo's debts or obligations, and nor must the Buyer start, take part in, defend, compromise, abandon or submit to judgement in, any legal proceedings or arbitration in connection with any of those debts and obligations (without prejudice to the rights of the Buyer to make a Claim under this Agreement).

(b)
The Buyer assumes no liability whatever of GE SeaCo in connection with GE SeaCo's conduct of the Business or use of the Assets, nor any liability of GE SeaCo in connection with any act or omission of GE SeaCo in relation to the Business or the Assets, except for liabilities to be included within Transferring Liabilities including liabilities as at Completion of the types included in 0. GE SeaCo must indemnify the Buyer against any Claims and Losses which may be incurred by the Buyer as a result of any act, default or transaction of GE SeaCo, or any circumstances to the extent occurred, in respect of the Business before Completion save for any liabilities to be included within Transferring Liabilities.

(c)
The Buyer must indemnify GE SeaCo (for itself and as bare trustee for each Venturer Related Person) against any Claims and Losses which may be incurred by GE SeaCo and each Venturer Related Person as a result of any act, default or transaction of the Buyer, or any circumstances occurring, in respect of the Business after Completion.

11.3	Trade receivables

(a)
The Buyer, following Completion, must use its best efforts to collect GE SeaCo's trade receivables in respect of the Business up to 1 November 2007 using broadly the same techniques (and the services of the same Employees, to the extent employed by the Buyer) as GE SeaCo used before the execution of this Agreement.

(b)
The Buyer must hold any amount collected as trustee for GE SeaCo and account to GE SeaCo within 10 Business Days of receipt of any such sum provided that the Buyer need not pay moneys over in the first 3 months following Completion except on the 15th day of each month (or the next Business Day if the 15th is not a Business Day) and on the last Business Day of the month.

(c)
GE SeaCo must hold any amount received in respect of trade receivables in respect of the conduct of the Business from 1 November 2007 as trustee for the Buyer and account to the Buyer within 10 Business Days of receipt of any such sum provided that GE SeaCo need not pay moneys over:

(i)	if Completion does not take place; and

(ii)	in the first 3 months following Completion except on the 15th day of each month (or the next Business Day if the 15th is not a Business Day) and on the last Business Day of the month.

(d)
Trade receivables must be time apportioned and accrue to GE SeaCo and the Buyer as appropriate depending on whether they relate to the period before 1 November 2007 (in which case they accrue to GE SeaCo) or the period from 1 November 2007 (in which case they accrue to the Buyer) as contemplated above.

(e)
Unless there is clear evidence that any amount in respect of any trade receivables received by the Buyer or GE SeaCo and for which it is liable to account to the other under clause 0 or 0 is owed by a particular debtor is in respect of a particular invoice (for example if a debtor disputes one invoice and makes a payment which it states is in respect of another, non-disputed, invoice), the amount received is to be treated as discharging the oldest invoices from time to time outstanding in respect of that debtor (but only to the extent that the receivables under such invoices belong to that other party and this clause 0 does not override the operation of clauses 0 to 0 inclusive).

11.4	Access to records of GE SeaCo

The Buyer must keep for at least 7 years from Completion all original records of the Business, Assets and Procured Containers relating to the period up to Completion, and for any proper purpose gives each Venturer Related Person reasonable access during normal business hours to, and copies (at GE SeaCo's cost) of, any of those records up to Completion which any member of the Buyer Group possesses and the use of any computer facilities needed to access any of those records that are computerised.

11.5	GE SeaCo to assist in accounts reconciliation

If the Buyer or the Buyer’s ultimate parent company, General Finance Corporation, requires to convert the accounts of the Business relating to the period prior to Completion into USGAAP or USGAAS, then GE SeaCo will procure that its external auditors and accountants will provide such assistance and advice (at the cost of the Buyer) as the Buyer reasonable requires.

11.6	Insurance

None of GE SeaCo's insurances in respect of the Business in respect of any period before, on or after Completion transfers to or is available to the Buyer.

11.7	GE SeaCo acts as trustee

GE SeaCo acts in this clause 0 for itself and, pursuant to clause 0, as bare trustee for each other Venturer Related Person.

11.8	Names

With effect from Completion, the Buyer must (and must procure that the Buyer's Group will) in respect of the Business, the Assets and the Procured Containers cease to use or display (on business stationary and documents, signs, promotional materials, or otherwise):

(a)	the trade or service marks, business names or names "GE" and "SeaCo"; and/or

(b)	any logo used by GE SeaCo or by a Venturer Related Person (excluding for this purpose any person within paragraph (e) of the definition of Venturer Related Person) at the date of Completion; and/ or

(c)	any confusingly similar mark, name or logo,

(together GE SeaCo's Names) as soon as possible and in any event before the date four months after Completion (or such earlier date as may be required by any regulatory authority) provided that, subject to the Buyer having executed and delivered a copy of the Trade Name Consent to GE SeaCo in accordance with clause 0:

(i)	this clause does not require the amendment or destruction of any records including any of GE SeaCo's Names or copies of such records which need to be issued from time to time;

(ii)	the obligation is modified with respect to Containers as follows:

(A)	GE SeaCo's Names comprising decals must be removed as soon as reasonably practicable and in any event before the date 10 years after Completion;

(B)
for this purpose, "as soon as reasonably practicable" means in respect of a Container that the decal must be removed when that Container, for the first time after Completion, leaves a Container depot where Containers are either or both stored or repaired by or for the Buyer.

12.	PURCHASE PRICE ADJUSTMENT

12.1	Preparation of draft Completion Statement

Within 20 Business Days after the Completion Date, GE SeaCo must prepare and give to the Buyer a draft of the Completion Statement which must comprise:

(a)	a statement as at the Completion Date (but assuming that Completion has not yet occurred) setting out:

(i)	the book value of the Excluded Assets of GE SeaCo (Actual Excluded Assets Amount) in the same form as set out in 0; and

(ii)	the liabilities of GE SeaCo (Transferring Liabilities) in the same form as set out in 0.

(b)	a schedule listing:

(i)	the Containers sold under this Agreement (other than Permitted Sale Containers) and grouping them into the 2 categories of "Reefers" and "Boxes" in the same form as set out in 0; and

(ii)	how many of the Permitted Sale Containers are sold under this Agreement and how many were, before Completion, sold by GE SeaCo to persons other than the Buyer

(the Completion Container Schedule).

The Buyer must make available to GE SeaCo any Employees employed by the Buyer required to prepare the draft Completion Statement.

The Completion Statement must be prepared in accordance with the current accounting policies and practices of the Business as disclosed in the Financial Statements.

12.2	Price Adjustment

The Purchase Price Adjustment (if any) is calculated as the sum of the following together with interest on that sum calculated daily at the Interest Rate from (but excluding) the Completion Date to the day immediately preceding the day of payment and is payable:

(a)	by the Buyer to GE SeaCo if a positive amount; and

(b)	by GE SeaCo to the Buyer if a negative amount,

in each case within 10 Business Days of the Completion Statement being agreed or determined in accordance with the remaining provisions of this clause 0:

(i)	deduct an amount equal to the amount (if any) by which the Actual Excluded Assets Amount exceeds the Estimated Excluded Assets Amount;

(ii)	add an amount equal to the amount (if any) by which the Actual Excluded Assets Amount is less than the Estimated Excluded Assets Amount;

(iii)	deduct an amount equal to the amount (if any) by which the Transferring Liabilities exceeds Estimated Liabilities;

(iv)	add an amount equal to the amount (if any) by which the Transferring Liabilities is less than Estimated Liabilities;

(v)	deduct an amount equal to the amount (if any) by which the number of Reefers as shown in the Completion Container Schedule is less than 504 (but not less than zero), multiplied by $4,500;

(vi)
deduct an amount equal to the amount (if any) by which the number of Boxes as shown in the Completion Container Schedule (excluding the Permitted Sale Containers) is less than 5,737 (but not less than zero), multiplied by $2,000;

(vii)
deduct an amount equal to the amount (if any) by which the number of Permitted Sale Containers as shown in the Completion Container Schedule is less than 97 (but not less than zero), multiplied by $800;

(viii)	deduct an amount (if any) equal to the Repair Adjustment.

Any payment made under this clause 0 is an adjustment to the Purchase Price.

12.3	Co-operation

(a)	GE SeaCo and the Buyer must co-operate with one another to enable preparation, review and finalisation of the Completion Statement.

(b)
The Buyer must at all times provide or procure the provision of all information and assistance which may be requested by GE SeaCo or its accountants, and advisers (and by the Expert), and permits GE SeaCo and its accountants, and its advisers (and the Expert) to have access to and take copies of any books, correspondence, accounts or other records that are in the possession or control of the Buyer Group and relate to the Business, the Assets and the Procured Containers, in connection with the preparation, review and finalisation of the Completion Statement.

12.4	Review of draft Completion Statement

Within 20 Business Day after receipt of the draft Completion Statement under clause 0, the Buyer may give a notice to GE SeaCo (Dispute Notice) that it does not agree with the draft Completion Statement and must provide details of the reasons why, or grounds on which, it does not agree.

12.5	Referral to representatives

If any Dispute Notice is given, GE SeaCo and the Buyer must:

(a)	each appoint a representative to meet and discuss the matters raised in the Dispute Notice;

(b)	ensure that its representative:

(i)	meets with the other representative to discuss each matter raised in the Dispute Notice; and

(ii)	makes a genuine effort to negotiate an agreement on each such matter,

within 20 Business Days after the Dispute Notice is given.

12.6	Referral to Expert

If a matter raised in a Dispute Notice is not agreed within the 20 Business Day period referred to in clause 0, then either GE SeaCo or the Buyer may by written notice, require that all outstanding matters in dispute be referred to an Expert for determination.

12.7	Appointment of Expert

(a)	If a notice is given under clause 0, GE SeaCo and the Buyer must appoint the Expert to determine the matters in dispute in accordance with this clause.

(b)	GE SeaCo and the Buyer must:

(i)	sign whatever reasonable terms of engagement the Expert requires; and

(ii)	use reasonable endeavours to provide the Expert with any information reasonably required by the Expert.

(c)	The Expert acts as an expert and not as an arbitrator and must resolve the matters raised in the Dispute Notice:

(i)	having regard to the terms of this Agreement;

(ii)	according to whatever procedures the Expert decides, in the Expert's absolute discretion, but subject to the requirements of procedural fairness; and

(iii)	exercising the Expert's own skill, judgment and experience.

(d)	GE SeaCo and the Buyer must each pay half of the Expert's costs and the costs of the Expert's advisers, unless the Expert, in its absolute discretion, decides otherwise.

12.8	Expert's decision

(a)
GE SeaCo and the Buyer must use their respective reasonable endeavours to ensure that the Expert gives, within 20 Business Days after his or her appointment, a written decision to GE SeaCo and the Buyer.

(b)	The Expert must give reasons for the decision.

(c)	The Expert's decision is, in the absence of manifest error, final and binding on the parties.

12.9	Completion Statement

For the purposes of this Agreement the Completion Statement is:

(a)	if no Dispute Notice is issued within the 20 Business Day period referred to in clause 0, the draft Completion Statement as prepared and given under clause 0; or

(b)
if any Dispute Notice is issued under clause 0, the draft Completion Statement incorporating any amendments agreed or determined by the Expert in resolving the matters raised in the Dispute Notice in accordance with this clause 0.

13.	NON-COMPETITION

13.1	Definitions for non-competition

The following definitions apply in this clause 0.

Restrained Business means the businesses conducted by GE SeaCo at the date of this Agreement and up to Completion of:

(a)	domestic container leasing in Australia (including the leasing of Containers for use in transporting goods from one Australian port to another via coastal routes and routes across the Bass Strait);

(b)	domestic container leasing in Papua New Guinea;

(c)	domestic container leasing in Australia or Papua New Guinea to those clients of the Business referred to in the client list comprised in the Disclosure Materials; and

(d)	second hand container sales agency operations in Australia and New Zealand,

but excluding:

(e)	GE SeaCo’s Tank Business; and

(f)	GE SeaCo's business of leasing containers predominantly for use in countries other than Australia and Papua New Guinea;

(g)	GE SeaCo's activities that support the international container leasing business of GE SeaCo Barbados and its affiliates;

(h)	second hand container sales agency operations in respect of containers which are not purchased by the Buyer pursuant to the Preferred Supply Agreement; and

(i)	any second hand container sales agency operations conducted after the Preferred Supply Agreement has been terminated.

Restraint Area means Australia and Papua New Guinea.

Restraint Period means each of the following periods:

(a) from Completion until 1 year after Completion;

(b) 1 year beginning on the first anniversary of Completion; and

(c) 1 year beginning on the second anniversary of Completion.

13.2	Non-competition undertaking

GE SeaCo undertakes and GE SeaCo Barbados undertakes on its own behalf and on behalf of each of the other Joint Venture Group Members that they will not, during any of the Restraint Periods within any of the Restraint Areas:

(a)	conduct, carry on or promote (whether on its own account, in partnership, in joint venture or as employee or agent of or manager for any other person) any Restrained Business;

(b)
be concerned or interested in any Restrained Business (directly or through any interposed body corporate, trust, partnership or entity) as trustee, principal, agent, shareholder, unitholder, independent contractor, consultant, adviser or in any other capacity;

(c)	provide to any person, business or entity any financial or other assistance which assists that person, business or entity to engage in any Restrained Business;

(d)	in connection with any Restrained Business solicit the custom of any person who is at Completion, a customer of GE SeaCo in connection with the Business;

(e)	represent itself as being in any way connected with or interested in or associated with the Business; or

(f)	in respect of any Restrained Business seek to engage or engage the services of any person who is an employee of the Buyer and who was an Employee.

13.3	Exceptions

Nothing in this clause 0 prohibits GE SeaCo, GE SeaCo Barbados or any Joint Venture Group Member:

(a)	owning or holding less than 10% of the issued capital or units of a company or trust listed on the Australian Stock Exchange; or

(b)
engaging the services of a person who is an employee of the Business provided that the employee or consultant sought employment with GE SeaCo or the Joint Venture Group Member on his or her own initiative or responded to a bona fide public advertisement for a vacant position with GE SeaCo or other Joint Venture Group Member (not being an advertisement targeted specifically at the employee concerned), without direct or indirect solicitation by or on behalf of GE SeaCo or a Joint Venture Group Member.

13.4	Restraints cumulative

Each of the restraints in clause 0 resulting from the various combinations of the Restraint Periods and the Restraint Areas is a separate, severable and independent restraint and:

(a)	clause 0 applies to each of those restraints; and

(b)	the invalidity or unenforceability of any of the restraints in clauses 0 does not affect the validity or enforceability of any of the other restraints in those clauses.

13.5	Restraints reasonable

GE SeaCo and GE SeaCo Barbados acknowledge that:

(a)
each of the restraints in clause 0 is reasonable in its extent (as to duration, geographical area and restrained conduct) having regard to the interests of each party to this Agreement and goes no further than is reasonably necessary to protect the Buyer as buyer of the Business, Goodwill, Assets and Procured Containers; and

(b)
damages are not an adequate remedy if GE SeaCo, GE SeaCo Barbados or a Joint Venture Group Member breaches this clause and that the Buyer may apply for injunctive relief if GE SeaCo, GE SeaCo Barbados or a Joint Venture Group Member breaches or threatens to breach this clause.

14.	WARRANTIES OF GE SEACO

14.1	Warranties

GE SeaCo warrants to the Buyer that the statements in 0 (qualified as provided in clause 0) are true and accurate and not misleading in any material respect both at the date of this Agreement and at Completion. GE SeaCo indemnifies the Buyer against any Loss suffered or incurred by it to the extent that the Loss arises directly from any breach of a Warranty.

14.2	Interpreting Warranties

(a)
Where a Warranty is expressed as being "to the best of GE SeaCo's knowledge" the Warranty is given by reference to the actual knowledge of GE SeaCo following enquiries of Ian Routledge, Robert Alagna, Sandy Watt, Ian Sutherland and Tom Haywood assuming that each of these has made reasonable enquiries with respect to the subject matter of the Warranties. To avoid doubt, Ian Routledge, Robert Alagna, Sandy Watt, Ian Sutherland and Tom Haywood bear no personal liability in respect of the Warranties or otherwise under this Agreement.

(b)	Each Warranty (including any Claim for breach of a Warranty) is subject to clause 0.

14.3	No reliance other than on Warranties

(a)
GE SeaCo acknowledges that the Buyer has executed this Agreement and agreed to take part in the transactions that this Agreement contemplates in reliance on the Warranties that are made in this clause.

(b)
Each of the Buyer and the Buyer's Guarantor acknowledges, and also warrants, that except for the Warranties, none of GE SeaCo, the Container Sellers or any Venturer Related Person makes any express or implied representation or warranty at all. Without limiting this, each of the Buyer and the Buyer's Guarantor acknowledges, and also represents and warrants, to GE SeaCo on its own behalf and on behalf of the Container Sellers and any other Venturer Related Person that:

(i)
at no time has GE SeaCo, any Container Seller or any other Venturer Related Person made or given, or any person relied on, any representation, warranty, promise, forward-looking statement, projection or forecast except for the Warranties; and

(ii)
no other statements or representations have induced or influenced the Buyer or the Buyer's Guarantor to enter into this Agreement or agree to any or all of its terms, been relied on in any way as being accurate, been warranted as being true or been taken into account as being important to their decision to enter into this Agreement or agree to any of its terms.

(c)
To the maximum extent permitted by law, every condition, warranty, term, provision, representation or undertaking (express, implied, written, oral, collateral, statutory or otherwise) except the Warranties is excluded.

(d)	To the extent permitted by law, the Buyer:

(i)
agrees not to make, and releases any right it may have to make, against GE SeaCo any Claim based on Part 7.10 (including section 1041H) of the Corporations Act, Part 2 Division 2 (including sections 12DA or 12 DB) of the Australian Securities and Investments Act 2001 (Cth), Part IVA or V (including sections 51A, 52 or 53) of the Trade Practices Act 1974 (Cth), or on any corresponding provision of any State or Territory legislation, or on a similar provision under any other law, for any act or omission concerning GE SeaCo or any business, or for any statement or representation about any of those things which is not expressly contained in this Agreement; and

(ii)	agrees with GE SeaCo on behalf of the Container Sellers and any other Venturer Related Person, not to make any such Claim against any Container Seller or any other Venturer Related Person.

14.4	Buyer due diligence

Each of the Buyer and the Buyer Guarantor acknowledges, and represents and warrants to GE SeaCo, that the Buyer, the Buyer's Guarantor and their representatives have had an opportunity to conduct a due diligence investigation and evaluation of the Business, Assets and Procured Containers and to review the Disclosure Materials, and have used that opportunity, and that the Buyer:

(a)	has made, and relies on, its own searches, investigations and enquiries in respect of the Business, Assets and Procured Containers;

(b)
has had independent legal, financial and technical advice relating to the purchase of the Goodwill, Business, Assets and Procured Containers and to the terms of this Agreement and to the documents to be executed pursuant to it;

(c)
has made and is relying on its own independent investigation, analysis and evaluation of the information provided by GE SeaCo (including the Disclosure Materials) and of other information which it considers relevant; and

(d)	has satisfied itself in relation to matters revealed, or which should have been revealed had reasonable care and due diligence been exercised, by its inquiries, investigation, analysis and evaluation.

14.5	Buyer's rights are personal

The rights of the Buyer to make a Claim under this Agreement are personal to the Buyer and may not be assigned to any other person.

14.6	No merger

The Warranties are continuing Warranties and do not merge on Completion but remain in full force.

14.7	Claim to be reduction of Purchase Price

Any payment to the Buyer Group in respect of any Claim against GE SeaCo is taken to be a reduction in the Purchase Price.

14.8	GE SeaCo acts as trustee

GE SeaCo acts in clauses 0 to 0 for itself and, pursuant to clause 0 as bare trustee for the Container Sellers and each other Venturer Related Person.

15.	ELECTRONIC NOTIFICATIONS

15.1	Website Notification

On and from Completion, for a period of 12 months, GE SeaCo must ensure that a notice is posted on its website “http://www.geseaconational.com” advising customers of the acquisition of the Business by the Buyer and where to make future enquiries. The size, content and form of the Notice shall be as set out in 0.

15.2	Email Notification

(a)
On and from Completion, for a period of 12 months, GE SeaCo must ensure that any emails sent to non-Transferring Employees are responded to with a notice advising customers of the acquisition of the Business by the Buyer and where to make future enquiries.

(b)
On and from Completion, for a period of 12 months, GE SeaCo must ensure that any emails sent to Transferring Employees are forwarded to an email address notified by the Buyer to GE SeaCo from time to time, provided that the Buyer shall first have provided evidence of the consent of each Transferring Employee to the terms if this clause 0.

16.	LIMITATIONS ON CLAIMS AGAINST GE SEACO

16.1	Disclosures

No Warranty is breached by reason of, and GE SeaCo is not liable to the Buyer or any other person for breach of any Warranty in respect of, any fact, matter or circumstance:

(a)	disclosed in the Disclosure Materials;

(b)
disclosed in any information in or referred to in any written or recorded material (including financial statements) concerning the Business, Assets and Procured Containers, provided by GE SeaCo or by any officer, employee, agent or adviser of GE SeaCo to the Buyer or to any officer, employee, agent or adviser of the Buyer before the date of this Agreement;

(c)	disclosed in any information publicly available in Australia at the time of signing this Agreement;

(d)
of which the Buyer would have been aware had it conducted searches before the date of this Agreement of records open to public inspection in Australia (including records open to public inspection at the offices of any Government Agency); or

(e)	of which the Buyer knows before the date of this Agreement.

The Warranties are qualified by each such fact, matter and circumstance.

16.2	Limitations

No Warranty is breached by reason of, and GE SeaCo is not liable to the Buyer or any other person for breach of any Warranty or any other indemnity in this Agreement in respect of, any fact, matter or circumstance:

(a)
which arises from any change after the date of this Agreement in any law or in its interpretation or in the any administrative practice or ruling of a Government Agency (even if the change has retrospective effect);

(b)
to the extent that it is provided for or reserved in the Completion Statement, or has been taken into account in determining the value at which any asset or liability is included in the Completion Statement; or

(c)	to the extent that it is caused by or contributed to by any act, omission, transaction, or arrangement:

(i)	of or by or on behalf of the Buyer Group;

(ii)	of or by or on behalf of GE SeaCo, or any other person, at the request of or with the consent or acquiescence of the Buyer; or

(iii)	implementing, or permitted by, the terms of this Agreement or of any other agreement contemplated by it.

16.3	No liability if Loss is otherwise compensated for

The Buyer may only recover once for the same Loss, and GE SeaCo is not liable to the Buyer or any other person for Loss to the extent:

(a)	that the same Loss has been recovered in another Claim, or is made good or is compensated for without cost to the Buyer;

(b)
of an amount equal to any Tax rebate, Tax credit, or reduction in present or future Tax received or receivable by the Buyer or by any of its related bodies corporate or by GE SeaCo in respect of the amount or matter the subject of the Claim;

(c)	that there are any corresponding savings by, or net benefit to, the Buyer or any of its related bodies corporate; or

(d)
that the Buyer or any of its related bodies corporate has a right to recover an amount from a person other than GE SeaCo (for example issuing a demand, making an insurance claim, suing for tort or claiming under an indemnity), for that part of that amount, provided that if the Buyer or its related bodies corporate used all reasonable efforts to recover a relevant amount from such person but has been unable to do so, GE SeaCo shall be liable for that part of the amount.

16.4	No claims for consequential loss

Any Claim by the Buyer or the Buyer's Guarantor is excluded to the extent that it is for indirect or consequential Loss or loss of profit or economic loss, however it arises (including on a wrongful failure by GE SeaCo to complete the sale and purchase of the Business, Goodwill and Assets or to procure the sale of the Procured Containers), or for punitive or exemplary damages.

16.5	Limitation on GE SeaCo's liability

Despite any other provision of this Agreement the following provisions apply:

(a)	The liability of GE SeaCo (in respect of all heads of loss including damages, costs and interest) in respect of:

(i)
all Claims made or brought by the Buyer under or in respect of this Agreement (other than Claims made under any of Warranties 1.2, 1.3, 1.4, 2.1 and 2.2 of 0) is limited to an amount equal to the Escrow Amount (less any amount paid in respect of a Claim of the type referred to in clause 0);

(ii)
all Claims under any of Warranties 1.2, 1.3, 1.4, 2.1 and 2.2 of 0 is limited to an amount equal to the Purchase Price (less any amount paid in respect of a Claim of the type referred to in clause 0); and

(iii)	any Claim under Warranty 2.1 or 2.2 in respect of title to a Container is limited to:

(A)	in the case of Claim in respect of title to a Box, $2,000;

(B)	in the case of a Claim in respect of title to a Reefer, $4,500; and

(C)	in the case of a Claim in respect of title to a Permitted Sale Container, $800.

(b)	The liability of GE SeaCo under or in respect of this Agreement is limited as follows save to the extent that liability arises due to fraud by or on behalf of GE SeaCo:

(i)
subject to paragraph (ii) below, the Buyer is not entitled to recover any sum by way of damages in respect of any single breach of the Warranties (and for these purposes a number of claims in respect of a breach of Warranties arising out of the same or similar subject matter, facts, events or circumstances may be aggregated and form a single claim) unless the amount of damages in respect of such breach would otherwise exceed the sum of $30,000; and

(ii)
the Buyer is not entitled to recover any sum by way of damages in respect of any breach or breaches of the Warranties unless the amount of damages in respect of such breach or breaches would otherwise exceed in aggregate the sum of $100,000.

(c)	The Buyer must not make any Claim and the liability of GE SeaCo for a Claim is absolutely barred, unless:

(i)
the Buyer gives to GE SeaCo notice of the Claim specifying in detail the matter which gives rise to the Claim, the nature of the Claim, the amount claimed and how the amount is calculated on or before the first anniversary of Completion; and

(ii)	legal proceedings for the Claim have been properly issued and validly served upon GE SeaCo within 12 months from the giving of that notice.

17.	THIRD PARTY CLAIMS

17.1	Notification

The Buyer must promptly notify GE SeaCo giving GE SeaCo full details as soon as the Buyer becomes aware of a Third Party Claim which could give rise to a Claim against GE SeaCo or any Venturer Related Person.

17.2	GE SeaCo may take over Claim

If GE SeaCo gives the Buyer an acknowledgment that GE SeaCo will bear any Loss of the Buyer arising out of a Third Party Claim, GE SeaCo may (and the Buyer must, and must ensure that each member of the Buyer Group will, allow GE SeaCo to) take over, conduct, negotiate, defend or settle the Third Party Claim at its own expense. The Buyer must, and must procure that each member of the Buyer Group will, provide all reasonable assistance in respect of such Third Party Claim as GE SeaCo reasonably requests and does each of the following:

(a)	not make any admission of liability, agreement, settlement or compromise to or with any third party about the Third Party Claim without the prior written consent of GE SeaCo;

(b)
take any action at the reasonable request of GE SeaCo to defend the Third Party Claim, or to refer the Third Party Claim to any form of alternative dispute resolution, and fully inform GE SeaCo about the actions taken by regular reports that must include a summary of any material discussion with the opposite party to the Third Party Claim;

(c)
at the request of GE SeaCo give information and access to personnel, premises, plant, goods, documents and records to GE SeaCo and to the professional advisers of GE SeaCo to defend or assist in defending the Third Party Claim;

(d)	authorise legal or other professional advisers nominated by GE SeaCo to act in respect of the Third Party Claim on behalf of the Buyer, but in accordance with the instructions of GE SeaCo.

17.3	Buyer legal representation

Despite anything to the contrary in this clause 0, the Buyer may engage its own legal or other representation, but any expenses incurred by it in relation to the Third Party Claim shall be borne by GE SeaCo only to the extent that those expenses are reasonable and:

(a)	incurred before GE SeaCo took over the conduct of the Third Party Claim; or

(b)	incurred with the prior written consent of GE SeaCo.

18.	WARRANTIES BY THE BUYER

18.1	Buyer's warranties

Each of the Buyer and the Buyer's Guarantor warrants to GE SeaCo in the terms of the statements in 0:

(a)	as at the date of this Agreement; and

(b)	as at the Completion Date.

18.2	Reliance on Buyer's warranties

Each of the Buyer and the Buyer's Guarantor acknowledges that GE SeaCo has executed this Agreement and has agreed to take part in the transactions that this Agreement contemplates in reliance on the warranties that are made in this Agreement.

19.	GST

19.1	Going concern

(a)
GE SeaCo (on its own behalf and on behalf of the Container Sellers) and the Buyer agree that the sale of the Business, the Goodwill, the Assets and the Procured Containers under or in connection with this Agreement is the supply of a going concern for GST purposes.

(b)	The Buyer warrants to GE SeaCo (on its own behalf and on behalf of the Container Sellers) that it is registered for GST or required to be registered for GST.

19.2	GST invoices

The Buyer must promptly forward to GE SeaCo any tax invoice the Buyer receives from a party to any Contract for GST reimbursed to that party by GE SeaCo.

19.3	GST and Contracts

Subject to clause 0, if under any Contract for a taxable supply or for a creditable acquisition where GE SeaCo has at Completion not made the supply (or has made only part of the supply) or has not received the thing to be acquired (or has received only part of it), GE SeaCo and the Buyer must each use best endeavours:

(a)	if a tax invoice is issued, to have an adjustment note issued by GE SeaCo to the third party or by the third party to GE SeaCo; and

(b)
if the Buyer enters into a new arrangement with the third party for supply or acquisition of the same thing (or the remaining part of it) - to have a tax invoice for that supply or acquisition issued by the Buyer to the third party or by the third party to the Buyer.

19.4	Some Contracts excluded

Clause 0 does not apply:

(a)	to a particular supply or acquisition if the parties agree to treat it differently; or

(b)	except for the progressive or periodic component current at Completion, to a supply or acquisition treated by Division 156 of the GST Law as being for a period or as being on a progressive basis.

19.5	GST Indemnity

If GE SeaCo or the Container Sellers are liable for GST on any supply under or in connection with this Agreement, then, upon receipt from GE SeaCo of a tax invoice, in addition to the Purchase Price, the Buyer must:

(a)	indemnify GE SeaCo and the Container Sellers from that GST; and

(b)	pay GE SeaCo and the Container Sellers an amount equal to that GST within 5 Business Days of a written request by GE SeaCo for payment for the GST which must be in the form of a tax invoice.

In this clause a reference to GST includes penalties and interest that are levied with the original GST amount.

20.	GUARANTEE BY THE BUYER'S GUARANTOR

20.1	Guarantee and indemnity

For valuable consideration and in order to induce GE SeaCo to enter into this Agreement, the Buyer's Guarantor:

(a)	unconditionally and irrevocably guarantees to GE SeaCo and the Container Sellers on demand, the due and punctual performance by the Buyer of all its obligations under this Agreement; and

(b)
as a separate and additional liability, indemnifies GE SeaCo and the Container Sellers in respect of all Liability which may be incurred by, brought, made or recovered against GE SeaCo and the Container Sellers by reason of any default or delay by the Buyer in the due and punctual performance of its obligations under this Agreement.

20.2	Principal obligation

This clause 0:

(a)	is a principal obligation of the Buyer's Guarantor and shall not be treated as ancillary or collateral to any right or obligation;

(b)	extends to cover this Agreement as amended, varied or replaced, whether with or without the consent of the Buyer's Guarantor; and

(c)
is a continuing guarantee and indemnity and shall remain in full force and effect for so long as the Buyer has any liability or obligation to GE SeaCo and the Container Sellers and until all those liabilities or obligations are fully discharged.

20.3	Liability unaffected by other events

The liability of the Buyer's Guarantor under this clause 0 is not affected by anything which, but for this provision, might operate to release or exonerate the Buyer's Guarantor in whole or in part from its obligations including (without limitation) any of the following, whether with or without the consent of the Buyer's Guarantor:

(a)	the grant to the Buyer or any other person of any time, waiver or other indulgence, or the discharge or release of the Buyer or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between GE SeaCo or the Container Sellers and the Buyer or any other person;

(c)	the Buyer or any other person being affected by an Insolvency Event;

(d)	GE SeaCo and the Container Sellers exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Buyer or any other person;

(e)
the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by GE SeaCo or the Container Sellers from the Buyer or any other person or by the taking of or failure to take any security;

(f)	the failure or omission or any delay by GE SeaCo, the Container Sellers or the Buyer to give notice to the Buyer's Guarantor of any default by the Buyer or any other person under this Agreement; and

(g)	any legal limitation, disability, incapacity or other circumstances related to the Buyer or any other person.

20.4	No waiver; remedies cumulative

No failure by GE SeaCo or the Container Sellers to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise by GE SeaCo or the Container Sellers of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy. The rights, powers and remedies provided to GE SeaCo and the Container Sellers in this clause 0 are cumulative and not exclusive of any rights, powers or remedies provided by Law or equity or by any agreement.

20.5	No withholdings

The Buyer's Guarantor must make all payments which may be or become due under this clause 0, free and clear and without deduction of all present and future withholdings (including (without limitation) taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction). If the Buyer's Guarantor is compelled by law to deduct any withholding, it must pay to GE SeaCo or the Container Sellers (as the case may be) an amount equal to the withholding, in addition to any payment due under this clause 0.

20.6	Currency

All moneys which the Buyer's Guarantor may be, or become, liable to pay to GE SeaCo and the Container Sellers under this clause 0 are due and payable in the currency in which they are payable under this Agreement. All payments are to be free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

20.7	No set off

The Buyer's Guarantor has no right to set off, deduct or withhold any moneys which it may be or become liable to pay to GE SeaCo or the Container Sellers under this clause 0, against any moneys which GE SeaCo, the Container Sellers or any Venturer Related Person may be, or become, liable to pay to the Buyer or the Buyer's Guarantor whether under this Agreement or otherwise.

20.8	GE SeaCo acts as trustee

GE SeaCo acts in this clause 0 for itself and, pursuant to clause 0 as bare trustee for the Container Sellers.

21.	GUARANTEE BY GE SEACO BARBADOS

21.1	Guarantee and indemnity

For valuable consideration and in order to induce the Buyer to enter into this Agreement, GE SeaCo Barbados:

(a)	unconditionally and irrevocably guarantees to the Buyer on demand, the due and punctual performance by GE SeaCo of all its obligations under this Agreement; and

(b)
as a separate and additional liability, indemnifies the Buyer in respect of all Liability which may be incurred by, brought, made or recovered against the Buyer by reason of any default or delay by GE SeaCo in the due and punctual performance of its obligations under this Agreement, provided, however, that GE SeaCo Barbados shall not be liable to make any payment or render any performance until 15 Business Days following receipt by GE SeaCo Barbados of written notice from the Buyer that a payment of any amount or performance is due hereunder by GE SeaCo and is unpaid or unperformed and GE SeaCo Barbados' obligations under this clause 0 shall be subject to defenses available to GE SeaCo, other than bankruptcy or insolvency of GE SeaCo or defenses relating to the due authorization, execution and delivery by GESeaCo of this Agreement.

21.2	Principal obligation

This clause 0:

(a)	is a principal obligation of GE SeaCo Barbados and shall not be treated as ancillary or collateral to any right or obligation;

(b)
extends to cover this Agreement as amended, varied or replaced, whether with or without the consent of GE SeaCo Barbados provided, however, that if GE SeaCo Barbados shall sell or otherwise dispose of its equity interest in GE SeaCo and shall give written notice of such sale or disposition to the Buyer, then this clause 0 shall not cover any amendment, variation or replacement of this Agreement entered into after the date of such notice; and

(c)
is a continuing guarantee and indemnity and shall remain in full force and effect for so long as GE SeaCo has any liability or obligation to the Buyer and until all those liabilities or obligations are fully discharged.

21.3	Liability unaffected by other events

The liability of GE SeaCo Barbados under this clause 0 is not affected by anything which, but for this provision, might operate to release or exonerate GE SeaCo Barbados in whole or in part from its obligations including (without limitation) any of the following, whether with or without the consent of GE SeaCo Barbados:

(a)	the grant to GE SeaCo or any other person of any time, waiver or other indulgence, or the discharge or release of GE SeaCo or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between the GE SeaCo and the Buyer or any other person;

(c)	GE SeaCo or any other person being affected by an Insolvency Event;

(d)	The Buyer exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against GE SeaCo or any other person;

(e)
the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Buyer from GE SeaCo or any other person or by the taking of or failure to take any security;

(f)	the failure or omission or any delay by the Buyer or GE SeaCo to give notice to GE SeaCo Barbados of any default by GE SeaCo or any other person under this Agreement; and

(g)	any legal limitation, disability, incapacity or other circumstances related to GE SeaCo or any other person.

21.4	No waiver; remedies cumulative

No failure by the Buyer to exercise and no delay in exercising any right, power or remedy under this Agreement will operate as a waiver. Nor will any single or partial exercise by the Buyer of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy. The rights, powers and remedies provided to the Buyer in this clause 0 are cumulative and not exclusive of any rights, powers or remedies provided by Law or equity or by any agreement.

21.5	No withholdings

GE SeaCo Barbados must make all payments which may be or become due under this clause 0, free and clear and without deduction of all present and future withholdings (including (without limitation) taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction). If GE SeaCo Barbados is compelled by law to deduct any withholding, it must pay to the Buyer an amount equal to the withholding, in addition to any payment due under this clause 0.

21.6	Currency

All moneys which GE SeaCo Barbados may be, or become, liable to pay to the Buyer under this clause 0 are due and payable in the currency in which they are payable under this Agreement. All payments are to be free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

21.7	No set off

GE SeaCo Barbados has no right to set off, deduct or withhold any moneys which it may be or become liable to pay to the Buyer under this clause 0, against any moneys which the Buyer may be, or become, liable to pay to GE SeaCo or GE SeaCo Barbados whether under this Agreement or otherwise.

21.8	GE SeaCo Barbados

GE SeaCo Barbados is entering into this agreement solely for the purposes of:

(a)	giving the restraint undertakings set out in clause 0; and

(b)	giving the guarantee and indemnity set out in this clause 0.

22.	CONFIDENTIALITY AND ANNOUNCEMENT

22.1	Confidentiality

Each party must treat terms of this Agreement as confidential information and no announcement or communication relating to the negotiations of the parties or to the existence, subject matter or terms of this Agreement may be made or authorised by a party unless:

(a)	the other parties have first given their written approval;

(b)
the disclosure is to the party's related bodies corporate, officers, employees, consultants, professional advisers, bankers, financial advisers or financiers or to a person whose consent is required under this Agreement or for a transaction contemplated by it and those persons undertake to keep confidential any information so disclosed (including the Official Committee of Unsecured Creditors of Sea Containers, the Official Committee of Unsecured Creditors of Sea Containers Services Ltd. and the lenders under Sea Containers’ debtor in possession financing);

(c)
the disclosure is made to the extent reasonably needed to comply with any applicable law or the listing rules applicable to the party (or a related body corporate of the party) provided that the party promptly gives notice of the intended disclosure to, and consults with, the other parties to the extent practicable, and uses its reasonable endeavours to minimise any such disclosure and to ensure that the information so disclosed will be treated confidentially; or

(d)	the disclosure is made to or by Sea Containers or any of its related bodies corporate in connection with the satisfaction of the condition referred to in clause 0 and 0.

22.2	Announcements

The parties consent to GE SeaCo and the Buyer making the announcements in the agreed form on signing of this Agreement and on Completion.

23.	COSTS AND STAMP DUTY

23.1	Costs generally

Except as otherwise expressly provided in this Agreement, each party must pay its own expenses incurred in negotiating, preparing, executing, completing and carrying into effect this Agreement.

23.2	Stamp duty generally

The Buyer is solely responsible for, and must indemnify GE SeaCo and the Container Sellers against, any duty that is payable by them on or in relation to:

(a)	this Agreement;

(b)	the sale, purchase, assignment or transfer of the Business, Goodwill, Assets and Procured Containers and any other property under this Agreement; and

(c)	any transaction recorded by this Agreement or any instrument signed pursuant to this Agreement.

23.3	GE SeaCo acts as trustee

GE SeaCo acts in this clause 0 for itself and, pursuant to clause 0 as bare trustee for the Container Sellers.

24.	NOTICES

24.1	How to give a notice

A notice, consent or other communication under this Agreement is only effective if it is:

(a)	in writing, signed by or on behalf of the person giving it;

(b)	addressed to the person to whom it is to be given; and

(c)	given as follows:

(i)	delivered or sent by pre-paid mail (by airmail, if the addressee is overseas) to that person's address;

(ii)	sent by fax to that person's fax number and the machine from which it is sent produces a report that states that it was sent in full; or

(iii)	sent in electronic form by email to that person's email address.

24.2	When a notice is given

A notice, consent or other communication that complies with this clause is regarded as given and received:

(a)	if it is delivered or sent by fax:

(i)	by 5.00 pm (local time in the place of receipt) on a Business Day - on that day; or

(ii)	after 5.00 pm (local time in the place of receipt) on a Business Day, or on a day that is not a Business Day - on the next Business Day;

(b)	if it is sent by mail:

(i)	within Australia - 3 Business Days after posting; or

(ii)	to or from a place outside Australia - 7 Business Days after posting; and

(c)
if it is sent in electronic form by email, at the earlier of the day on which it is read by the addressee, or (if the giver of the notice promptly confirms the notice by delivery, mail or fax) the first day on which it could have been read by the addressee, but if the notice is read or could first have been read after 5.00 pm (local time in the place of receipt) on a Business Day, or on a day that is not a Business Day, the notice is taken to have been received on the next Business Day.

24.3	Address for notices

A person's address, fax number and email address are those set out below, or as the person notifies the sender:

	Address	Fax number	Attention	Email address
GE SeaCo	c/o GE SeaCo Services Limited, 21 St Thomas St, London, SE1 9RY	+ 44 207 939 5650	Antonios S. Basoukeas	tony.basoukeas@ge.com
	With a copy to: c/o GE SeaCo Services Limited, 21 St Thomas St, London, UK SE1 9RY	+4420-7939-5650	General Counsel	dominic.buckwell@geseaco.com

	Address	Fax number	Attention	Email address
GE SeaCo Barbados	c/o GE SeaCo Services Limited, 21 St Thomas St, London, SE1 9RY	+ 44 207 939 5650	Antonios S. Basoukeas	tony.basoukeas@ge.com
	With a copy to: c/o GE SeaCo Services Limited, 21 St Thomas St, London, UK SE1 9RY	+4420-7939-5650	General Counsel	dominic.buckwell@geseaco.com
Buyer	Level 2, 22-28 Edgeworth David Avenue, Hornsby New South Wales, NSW 2077	+61 2 9482 3477	Peter McCann	PMcCann@royalwolf.com.au
	With a copy to:		Chuck Berrantes, General Finance Corporation	cbarrantes@sbcglobal.net
Buyer's Guarantor	Level 2, 22-28 Edgeworth David Avenue, Hornsby New South Wales, NSW 2077	+61 2 9482 3477	Peter McCann	PMcCann@royalwolf.com.au
	With a copy to:		Chuck Berrantes, General Finance Corporation	cbarrantes@sbcglobal.net

25.	AMENDMENT AND ASSIGNMENT

25.1	Amendment

This Agreement can only be amended, supplemented, replaced or novated by another document signed by the parties.

25.2	Assignment

A party may only dispose of, declare a trust over or otherwise create an interest in its rights under this Agreement with the consent of each other party.

26.	GENERAL

26.1	Governing law

(a)	This Agreement is governed by the law in force in New South Wales.

(b)
Each party submits to the exclusive jurisdiction of the courts exercising jurisdiction in New South Wales, and any court that may hear appeals from any of those courts, for any proceedings in connection with this Agreement, and waives any right it might have to claim that those courts are an inconvenient forum.

26.2	Clauses benefiting third parties

If a provision of this Agreement is expressed to be for the benefit of (for example, by conferring an indemnity or an exclusion of liability upon) a person such as a Container Seller, a Joint Venture Group Member or a Venturer Related Party that is not a party to this Agreement (third party), the party to this Agreement that receives that promise and any permitted assignee of that party (promisee):

(a)	(third party benefit) does so not only in its own capacity but also as bare trustee for the third party;

(b)	(enforcement) must permit the third party to enforce the provision in the promisee's name on giving full indemnity and any reasonable security the promisee requires;

(c)
(no duty) assumes no other duty (including any fiduciary duty) or liability whatever (whether as bare trustee or otherwise) to the third party, including to inform the third party of anything, to supervise, to monitor or to claim anything; and

(d)
(revocation, variation) may revoke the bare trust or vary or cancel the provision as it sees fit without the consent of and without having regard to the interests of or being responsible for any detriment to any third party.

26.3	Operation of this Agreement

(a)
This Agreement contains the entire agreement between the parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this Agreement and has no further effect, provided that this clause is without prejudice to the continued operation of the confidentiality agreement dated 9 October 2006 executed by the Buyer in favour of GE SeaCo.

(b)
Any provision of this Agreement which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this Agreement enforceable, unless this would materially change the intended effect of this Agreement.

26.4	No merger

No provision of this Agreement merges on Completion.

26.5	Counterparts

This Agreement may be executed in counterparts.

26.6	Attorneys

Each person who executes this Agreement on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

SCHEDULE 1

COMPLETION CONTAINER SCHEDULE

SCHEDULE 2

CONTAINER SELLERS AND PURCHASE PRICE ALLOCATION

Part A. Container Sellers

Name of Asset Seller	Address	Payable on Completion ($)	Bank Account Details
Genstar Container Corporation, a Delaware Corporation	c/o GE Equipment Services Railcar Services, 161 N. Clark St., Chicago, IL 60601, USA	2,404,547	A/c Name: Geseaco Australia Pty Ltd No.3 Bank: Westpac Banking Corporation Branch: Cnr. Market & Clarence Sts, Sydney A/C No: 333-615 Branch No.: 032-016
Sea Containers SPC, a company incorporated in Bermuda	22 Victoria Street, PO Box HM1179, Hamilton HMEX, Bermuda	1,390,744
Sea Containers Australia Ltd, ACN 001 214 286	1 Market Street, Sydney, NSW 2000	5,864,529
GE SeaCo Barbados	2nd Floor, Chamberlain Place, Broad Street, Bridgetown, Barbados, West Indies	1,653,135

Part B. Allocation of Purchase Price among GE SeaCo and Container Sellers

Seller	Purchase Price Allocation (A$)
	Goodwill	Containers	Other Assets	Transferring Liabilities	Benefit of Restraints	TOTAL
GE SeaCo	2,544,518	3,184,787	30,755	(283,065)	600,719	6,077,714
Genstar	0	1,483,705	0	0	97,880	1,581,585
Sea Containers SPC	0	1,794,705	0	0	108,890	1,903,595
Sea Containers Australia	0	7,592,841	0	0	443,925	8,036,766
GE SeaCo Barbados	0	1,037,362	0	0	979,992	2,017,354
TOTAL	2,544,518	15,093,400	30,755		2,231,406	19,617,014

SCHEDULE 3

ASSETS OF THE BUSINESS

Figures correct as at 30 September 2007	Written Down Value ($)

General office equipment
Postage Machine	0
Digital Camera	0
HP Scanner	0
OKI Line Printer	0
Brother Scanner/Fax	0
Ricoh Photocopier	10,000
HP Laserjet	0
Computers
Laptop TH (HP NX Compaq nx9010)	0
Laptop IR (BenQ 2100-V08)	0
Motor Vehicle
Motor vehicles (registration XVQ 644)	5,000
Office Furniture
Melbourne office furniture	0
Spare Parts
As detailed in 0	15,755
Total	30,755

SCHEDULE 4

DEPOT CONTRACTS

Depot service provider	Date	Depot location
Nationwide Containers	1st April 2006	149 Balham road, Rocklea QLD 4106
Baguleys	24th October 2007	Cnr Tydeman Road & Port Beach Road, North Freemantle
Western Containers	1st April 2006	23-25 Gould Street, South Strathfield NSW 2136
Melbourne Container Park	1st April 2006	265-281 Sunhire Road, Tottenham VIC 3012
Kerry Logistics (Australia) Pty Ltd	24th October 2007	Martin AV Gillman SA

SCHEDULE 5

AGENCY CONTRACTS

Agency Contract	Date	Number of Containers
Container Services NT Pty Limited	23 May 2003	20
A Class Hire Gosford	7 November 2007 (updated)	27
Go Hire Dapto	6 November 2007 (updated)	14
Rawson Containers Muswellbrook	6 April 1999	21
ICT Dubbo	13 May 2005	6
Rural Containers Albury	24 June 2004	11

SCHEDULE 6

TELEPHONE NUMBERS

•	07 3395 6122

•	07 3395 6120

•	07 3395 6722

•	07 3395 6702

•	03 931 01963

•	03 931 02371

•	03 931 02506

•	03 9364 8629

•	03 9364 8695

•	03 9364 8697

•	03 931 7306

•	03 931 9397

•	03 931 2506

•	1800 817 316

SCHEDULE 7

EMPLOYEES

No.	Name	Position
1.	Robert Alagna	Managing Director
2.	Sandy Watt	General Manager Marketing
3.	Ian Sutherland	State Manager Victoria
4.	Chris Donnan	Regional Manager Queensland and Northern Territory
5.	Tom Haywood	National Reefer Manager
6.	Stephen Hall	Financial Controller (Contractor)
7.	Lena Paulo	Secretary
8.	Jane Sheng	Accounts Rec/ Pay
9.	Jamie Gu	Financial Accountant
10.	Jane Gilkes	Credit Control (Casual)
11.	Kristaps Herman	Credit Control (Casual)
12.	Tipesa Paulo	Receptionist (Casual)
13.	Joe De Souza	Customer Service Manager
14.	David Cooper	Operations Manager

SCHEDULE 8

FORM OF ESTIMATED REPAIR COST SCHEDULE

SCHEDULE 9

ESTIMATED EXCLUDED ASSETS AMOUNT

Figures correct as at 30 September 2007	$

Leasehold improvements
- Telephone system	880
- Security door controller	1,416

Furniture & fittings	1,730

Motor vehicles	95,185

Total	99,921

SCHEDULE 10

ESTIMATED LIABILITIES

Figures correct as at 30 September 2007	$

Repairs paid in advance (net of tax)	126,214
Hiring fees paid in advance	28,073
Security deposits	2,600
Damage waiver/DPP cover	103,500
Relocation fees paid in advance	2,500
Employee entitlements assumed by Buyer (only long service leave for employees assumed to be Transferring Employees & net of tax)	20,178

Total	283,065

SCHEDULE 11

THIRD PARTY LEASE AGREEMENTS
Owner	Lease Date	Container serial number	Customer
Western Container Services	7 February 2007	WMSU 101038-0	Flame Safe Fire Prot
Western Container Services	1 December 2006	WMSU 810500-0	Caltor Holdings Pty
Nationwide Container Sales	12 October 2005	NCSU 816740-5	Gulf Freight Service
Nationwide Container Sales	12 October 2005	NCSU 816778-7	Gulf Freight Service
Nationwide Container Sales	12 October 2005	ANNU 600522-4	Gulf Freight Service
Nationwide Container Sales	12 October 2005	NCSU 894707-9	Gulf Freight Service
Nationwide Container Sales	10 May 2007	NCSU 215390-6	Hannan Containerised
Nationwide Container Sales	29 November 2006	GSTU 897691-0	Personalised Freight
Nationwide Container Sales	1 December 2006	GSTU 639121-1	Personalised Freight
Nationwide Container Sales	17 January 2007	NCSU 4QC928-0	Gulf Freight Service
Nationwide Container Sales	18 January 2007	NCSU 4QC924-0	Gulf Freight Service
Nationwide Container Sales	31 January 2007	NCSU 4QC913-0	Gulf Freight Service
Nationwide Container Sales	20 December 2002	ANNU 6004911	Gulf Freight Service
Nationwide Container Sales	1 September 2003	ANNU 6004439	Gulf Freight Service
Nationwide Container Sales	1 September 2003	ANNU 600539-5	Gulf Freight Service
Nationwide Container Sales	15 June 2004	NCSU 336000-0	Gulf Freight Service
Nationwide Container Sales	1 September 2003	ANNU 600330-3	Gulf Freight Service
Nationwide Container Sales	24 February 2005	KNLU 260977-0	Gulf Freight Service
Nationwide Container Sales	11 September 2007	SCZU 480424-6	Gulf Freight Service
Nationwide Container Sales	2 October 2007	GCEU 400090-0	Gulf Freight Service
SCF Containers International Pty Ltd	23 July 2007	CLHU 875160-6	Shemapel Pty Ltd
SCF Containers International Pty Ltd	24 July 2007	CRXU 980524-1	Shemapel Pty Ltd

SCHEDULE 12

WARRANTIES OF GE SEACO

The following statements are subject to the qualifications referred to in clause 14 of this Agreement.

1.	GE SeaCo

1.1	GE SeaCo is duly incorporated and validly exists under the laws of the place of its incorporation.

1.2	GE SeaCo has full legal capacity and power to own its property and to carry on its business.

1.3	GE SeaCo has full legal capacity and power to, and has taken all corporate action that is necessary to authorise its entry into this Agreement.

1.4
This Agreement constitutes legal, valid and binding obligations on GE SeaCo, enforceable against GESeaCo in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors' rights generally), subject to any necessary stamping or registration.

1.5
To the best of GE SeaCo's knowledge, GE SeaCo has conducted its business and corporate affairs in accordance with its constitution and in all material respects in accordance with all applicable laws and regulations of Australia and there is no material violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in Australia and no such statute, regulation, order, decree or judgment would deem invalid any material agreement, arrangement or understanding to which GE SeaCo is a party.

1.6	Save as specifically set out in this Agreement, GE SeaCo is not entering into this Agreement as trustee of any trust or settlement.

1.7	GE SeaCo is not affected by an Insolvency Event.

1.8
No litigation, arbitration, mediation, conciliation or administrative proceeding is taking place, or to the best of GE SeaCo's knowledge, pending, or threatened, whose outcome is likely to have a material adverse effect on the ability of GE SeaCo to perform its obligations to complete the sale of the Business, Goodwill, Assets and Procured Containers.

2.	The Business, Assets and Procured Containers

2.1
GE SeaCo will at Completion have good and marketable title to the Business and Assets free from any Encumbrance. No person has made a claim to be entitled to an Encumbrance affecting the Business or any Asset.

2.2
The Container Sellers will at Completion have good and marketable title to the Procured Containers free from any Encumbrance. No person has made a claim to be entitled to an Encumbrance affecting the Procured Containers.

2.3
Neither the Assets nor the Procured Containers contain any containers in the series of Seacell containers purchased from Singamas Factory in China (series numbers: GESU 470464 - 470963 and 471014 - 472013).

3.	Accounts

3.1	The audited accounts of GE SeaCo attached as annexure B:

(a)	were prepared in good faith and with reasonable care; and

(a)	represent a true and fair view of the financial performance of GE SeaCo in respect of the Business for the 12 month period ended 31 December 2006.

3.2
The EBITDA of the business and operations of GE SeaCo (other than its business operations that support the international container leasing business of GE SeaCo Barbados and its affiliates) for the 12 month period ending 30 September 2007, calculated in the manner set out in 0, was greater than $4,000,000.00.

3.3
The calculation in the manners set out in annexure G and the content of annexure G were prepared in good faith and with reasonable care and attention using generally accepted accounting principles consistently applied.

4.	Contracts

4.1
GE SeaCo has disclosed and (save in the circumstances contemplated in paragraph 4.5 of this schedule 12) provided copies of all Customer Contracts to the Buyer and has disclosed and provided copies to the Buyer of all other Contracts material to the Business.

4.2
Neither GE SeaCo nor (to the best of GE SeaCo's knowledge) any other party to any Contract is in breach of or in default under, or but for the requirements of notice or lapse of time would be in breach of or in default under, any Contract where such breach has or could reasonably be expected to have a material adverse effect on the financial condition of the Business.

4.3
So far as GE SeaCo is aware, and except in the usual conduct of its Business, GE SeaCo has not made any offer in relation to the Business (such as a tender or quotation) which is still outstanding and capable of giving rise to a contract merely by the unilateral act of a third party.

4.4
Each Contract is a legal, valid and binding obligation enforceable in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors’ rights generally). So far as GE SeaCo is aware no party under any Contract has informed GE SeaCo that it will not comply with its obligations under such Contract.

4.5
In circumstances where GE SeaCo has been unable to locate a copy of any Customer Contract GE SeaCo warrants that the terms and conditions of such Customer Contract are as disclosed in the due diligence information provided by GE SeaCo to the Buyer and in 0 and that the terms and conditions of such Customer Contract include those contained in the GE SeaCo pro forma Customer Hire Agreement and general terms and conditions, copies of which are included in 0 hereto.

5.	Intellectual Property

5.1
GE SeaCo will at Completion hold the rights to, or hold a valid licence to use, all intellectual property used in connection with or required for the conduct of the Business, including all copyright, know-how and other confidential information and all information technology.

6.	Employees

6.1
GE SeaCo has disclosed to the Buyer details of the employment arrangements for the Employees comprising all of their employee entitlements, including to wages, salaries, commissions, benefits, annual leave, long service leave and sick leave.

6.2
GE SeaCo has complied in all material respects with every contractual, statutory, legal or fiscal obligation (including every code of practice, collective agreement and award) applying to the employment of any of the Employees and the failure to comply with which would have a material adverse effect on the financial condition of the Business.

7.	Authorisations

(a)
To the best of GE SeaCo's knowledge no investigation, disciplinary proceeding, enquiry, process or request for information of any Government Agency affecting GE SeaCo, in relation to the Business or affairs or any of its officers, employees, consultants or contractors (in each case in relation to the Business), is under way, outstanding, pending or (so far as GE SeaCo is aware) proposed. To the best of GE SeaCo's knowledge there are no facts or circumstances likely to give rise to such an investigation, disciplinary proceeding, enquiry, process or request for information.

(b)
GE SeaCo will at Completion hold every approval, authorisation, consent, declaration, exemption, licence, permit or waiver of a Government Agency that is in each case material and necessary for the proper carrying on of the Business (each an Authorisation).

(c)
To the best of GE SeaCo's knowledge there are no facts or circumstances involving GE SeaCo or its affairs which are likely to result in the revocation of, or the variation in any material respect of, any Authorisation held by or relied on by it.

(d)	GE SeaCo is not bound by any undertaking given to a Government Agency in connection with the Business or any asset owned by it which has not been disclosed to the Buyer.

9.	Absence of litigation

9.1
None of the following is party to any litigation or arbitration proceedings nor is any such proceeding threatened by, or so far as GE SeaCo is aware, against any of the following (in each case in relation to the Business):

(a)	GE SeaCo;

(b)	any officer, employee, consultant or contractor of GE SeaCo;

(c)	any person for whom GE SeaCo may be vicariously liable.

9.2
There is no unsatisfied judgment, order, arbitral award or decision of any court, tribunal or arbitrator, or unsatisfied settlement of proceedings in any court, tribunal or arbitration, against GE SeaCo in relation to the Business or any Assets.

9.3
There is no unsatisfied judgment, order, arbitral award or decision of any court, tribunal or arbitrator, or unsatisfied settlement of proceedings in any court, tribunal or arbitration, against any Container Seller in relation to the Procured Containers.

10.	Tax

10.1	GE SeaCo:

(a)	is registered for GST; and

(b)	(so far as GE SeaCo is aware) has complied with the GST Law.

10.2
All stamp duties have been duly paid which are payable in respect of every document or transaction to which GE SeaCo is or has been a party or by which GE SeaCo may derive a substantial benefit (in each of the foregoing cases to the extent relating to the Business or the Assets).

10.3	No such document is unstamped or insufficiently stamped.

10.4	No event has occurred as a result of which any stamp duty from which GE SeaCo may have obtained relief in respect of the Business or any of the Assets has become payable.

10.5
GE SeaCo has not in the period of 5 years up to the date of this Agreement obtained corporate reconstruction relief from payment of stamp duty in any jurisdiction in respect of the Business or any of the Assets. GE SeaCo does not have contingent liability to pay stamp duty in connection with a prior transfer of property to it in the course of a corporate reconstruction in respect of the Business or any of the Assets.

SCHEDULE 13

WARRANTIES OF THE BUYER

1.	Each of the Buyer and the Buyer's Guarantor is duly incorporated and validly exists under the laws of the place of its incorporation.

2.	Each of the Buyer and the Buyer's Guarantor has full legal capacity and power to own its property and to carry on its business.

3.
Each of the Buyer and the Buyer's Guarantor has full legal capacity and power to, and has taken all corporate and other action, and obtained all consents, that are necessary to authorise its entry into and performance of this Agreement.

4.
This Agreement constitutes legal, valid and binding obligations of each of the Buyer and the Buyer's Guarantor, enforceable against each of the Buyer and the Buyer's Guarantor in accordance with its terms (except to the extent limited by equitable principles and laws affecting creditors' rights generally), subject to any necessary stamping or registration.

7.	Neither the Buyer nor the Buyer's Guarantor is entering into this Agreement as trustee of any trust or settlement.

8.	Neither the Buyer nor the Buyer's Guarantor is affected by an Insolvency Event.

9.
No litigation, arbitration, mediation, conciliation or administrative proceeding is taking place, or to the best of the Buyer's or the Buyer's Guarantor's knowledge, pending, or threatened, whose outcome is likely to have a material adverse effect on the ability of the Buyer or the Buyer's Guarantor to perform its obligations to complete the sale and purchase of the Business, Goodwill, Assets and Procured Containers.

SCHEDULE 14

CUSTOMER LEASES

SCHEDULE 15

GROSS SALES REVENUE OF THE BUSINESS

GE SEACO BUSINESS - GROSS REVENUE
	2004	2005	2006	Average	Average Percentage
NSW	1,333,336	1,343,100	1,325,935	1,334,124	15.79%
VIC	3,854,382	3,882,606	3,832,987	3,856,659	45.64%
QLD	1,587,238	1,598,862	1,578,431	1,588,177	18.79%
SA	560,168	564,271	557,119	560,519	6.63%
WA	566,552	570,776	563,408	566,912	6.71%
NT	176,199	177,489,	175,221	176,303	2.09%
TAS	367,170	369,786	365,067	367,341	4.35%

SCHEDULE 16

LOCATION OF STOCK

CONTAINERS - LOCATION OF CONTAINERS NOT ON HIRE ON STATE BY STATE BASIS AS AT 5 NOVEMBER 2007
	Boxes	Reefers	Spare Parts	Spare Parts
	No	No	Description and Number	$ Value
NSW	277	80	1 x CPE53 compressor 1 x Carrier NT 40 duel voltage compressor 1 x Seacold cond coil 1 x Carrier evap coil 6 x CPE10 evap motors 6 x CPE10 cond motors 2 x CPE51 evap motors 2 x CPE51 cond motors 2 x CPE53 evap motors (2) 2 x CPE53 cond motors (2) 4 x CPE52 step down trani (4) 2 x CPE10 hp/lp control box complete 1 x CPE52 scroll comp (R22) 1 x CPE53 scroll comp (134A) 1 x 240/440 step-up trani 1 x Selection MHI unit panels (20) 1 x CPE52 electrical assy 1 x CPE53 electrical assy 6 x Carrier/MHI evap inspection hatches 1 x Storage container	5,000

VIC	961	89	15 x Tarps with Roof Bows and Tire Wire ($400 each)	6,000
QLD	311	81	1 x Transducer (SSA 551 5006) 2 x Mini Relay (SSA 521 F002) 2 x Contactor (TSA 521 S003) 1 x MHI Sensor 1 x Current Trani Sensor 1 x CPE10 Controller 4 x Alarm Modules 4 x 10amp C/B's 2 x Alarm plugs 1 x Internal Fluro Light 1 x Fluro step/down Trani 1 x 12kva CPE10 Trani 1 x Recon CPE10 Compressor 2 x CPE10 Cond Coils 12 x Twist Locks	4,755
SA	34	4

WA	123	6
NT	28	11
TAS	1	0

SCHEDULE 17

FORM OF WEBSITE NOTIFICATION

GE SeaCo Australia, part of one of the world’s largest container leasing companies, has sold its domestic container leasing business in Australia. The company would like to thank all customers for their continued support over the past 25 years and wish all involved the very best in future ventures.

For further assistance and support please refer to the listings below:

If your enquiry relates to Marine, General, Specialised or Reefer containers please contact Royal Wolf.

Royal Wolf
Tel: 61-2-9482 3466
Email: info@royalwolf.com.au
Website: www.royalwolf.com.au

If your enquiry relates to Tank containers please contact SCF Containers:

SCF Containers
Tel: [Details to be confirmed]
Email: [Details to be confirmed]
Website: [Details to be confirmed]

EXECUTED as an agreement.

EXECUTED by GE SeaCo Australia Pty Ltd:

Signature of director	Signature of director/secretary

Name	Name

Executed by GE SeaCo Srl:

Signature of Ian Routledge, Vice President Asia Pacific	Witness

Name	Name

EXECUTED by Royal Wolf Trading Australia Pty Limited:

Signature of director	Signature of director/secretary

Name	Name

EXECUTED by GFN Australasia Finance Pty Limited:

Signature of director	Signature of director/secretary

Name	Name

ANNEXURE A

DUE DILIGENCE MATERIALS

ANNEXURE B

AUDITED ACCOUNTS

ANNEXURE C

PREFERRED SUPPLY AGREEMENT

ANNEXURE D

ESCROW AGREEMENT

ANNEXURE E

BANKRUPTCY COURT ORDER

ANNEXURE F

DIP LENDER CONSENT

ANNEXURE G

MANAGEMENT ACCOUNTS EXTRACTS

ANNEXURE H

TRADE NAME CONSENT

ANNEXURE I

CUSTOMER HIRE AGREEMENTS AND TERMS AND CONDITIONS

ANNEXURE J

GENSTAR RESTRAINT

ANNEXURE K

SEA CONTAINERS RESTRAINT